UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☐                             Filed by a party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Teleflex Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1.

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on May 5, 2023

March 31, 2023

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 5, 2023 at 12:30 p.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of one year and until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve the Teleflex Incorporated 2023 Stock Incentive Plan;

3. To vote upon a proposal to amend our certificate of incorporation to eliminate supermajority voting provisions;

4. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

5. To hold an advisory vote on whether future advisory votes on the compensation of our named executive officers should be held every one, two or three years;

6. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;

7. To vote upon a stockholder proposal, if properly presented at the Annual Meeting; and

8. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Friday, March 3, 2023 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue
Corporate Vice President, General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Page
GENERAL INFORMATION	1
QUESTIONS AND ANSWERS	2
PROPOSAL 1: ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	11
Corporate Governance Principles and Other Corporate Governance Documents	11
Board Independence	11
Lead Director	12
Board Leadership Structure	13
Executive Sessions of Non-Management Directors	13
Communicating with Our Board	13
Board Assessment	14
The Board and Board Committees	14
Risk Oversight and Management	17
Director Compensation – 2022	17
Director Stock Ownership Guidelines	19
AUDIT COMMITTEE REPORT	20
COMPENSATION DISCUSSION AND ANALYSIS	21
Introduction	21
2022 Performance Highlights	21
Executive Compensation Overview	22
2022 Compensation	25
Ongoing and Post-Employment Arrangements	40
Tax Considerations	42
Clawback Policy	42
Stock Ownership Guidelines	42
Pledging and Hedging Policies	43
2022 Stockholder Advisory Vote on Executive Compensation	43
COMPENSATION COMMITTEE REPORT	43
SUMMARY COMPENSATION TABLE – 2022	44
GRANTS OF PLAN-BASED AWARDS – 2022	47
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2022	48
OPTION EXERCISES AND STOCK VESTED – 2022	50
NONQUALIFIED DEFERRED COMPENSATION – 2022	51
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	53
Employment and Severance Arrangements	53
Change-of-Control Arrangements	54
CEO PAY RATIO	57
PAY VERSUS PERFORMANCE	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
CERTAIN TRANSACTIONS	64
Related Person Transactions Policy	64
PROPOSAL 2: APPROVAL OF 2023 STOCK INCENTIVE PLAN	65
PROPOSAL 3: AMENDMENT OF CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS	76
PROPOSAL 4: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	78
PROPOSAL 5: ADVISORY VOTE ON WHETHER FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS	79

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (referred to as the “Company,” “Teleflex,” “we,” “us” or “our”) for use at the Company’s Annual Meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 5, 2023 at 12:30 p.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 3, 2023, the record date for the meeting, are entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 46,965,758 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 31, 2023. A copy of the Company’s 2022 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 5, 2023

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2022 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy to conduct business at the meeting. A majority of the outstanding shares of our common stock, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of proposals 2, 4, 5, 6 and 7 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

Approval of proposal 3 requires the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class. Abstentions and broker non-votes will have the same effect as a vote against each such proposal.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors, the proposal to approve the Teleflex Incorporated 2023 Stock Incentive Plan, the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, the proposal to amend our certificate of incorporation or the stockholder proposal; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Your broker or its designee should provide you with a voting instruction form for this purpose.

6.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record, or a “record holder,” with respect to those shares, and you may submit a proxy card and vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee should provide you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

7.	How do I vote?

If you were a record holder on the record date, you may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. If no such instructions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

•	FOR the election of the director nominees described in this proxy statement;
•	FOR the approval of the Teleflex Incorporated 2023 Stock Incentive Plan;
•	FOR the approval of the amendment of our certificate of incorporation to eliminate supermajority voting rights;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	for the approval, on an advisory basis, of holding future advisory votes on the compensation of our named executive officers every ONE year;
•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; and
•	AGAINST the stockholder proposal titled “Shareholder Right to Call a Special Shareholder Meeting.”

If you were a beneficial owner of shares at the close of business on the record date, you may vote your shares by providing instructions to your broker, bank or other nominee. Your broker, bank or other nominee should provide a voting instruction form that you can use to give instructions as to how your shares are to be voted; please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

8.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

9.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at

550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other nominee, contact that institution for instructions.

10.	Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on March 3, 2023 may attend the Annual Meeting. You will need proof of ownership to enter the meeting. If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record. Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

Even if you plan to attend the meeting in person, you are strongly encouraged to vote your shares by submitting a proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Prior to our annual meeting of stockholders held on April 29, 2022 (the “2022 Annual Meeting”), our certificate of incorporation and bylaws provided for a classified board of directors consisting of three classes of directors with staggered terms, with each class elected for a term of three years to succeed those directors whose terms expired at the annual meeting date. At our 2022 Annual Meeting, our stockholders approved an amendment to our certificate of incorporation to phase out our classified board commencing with the Annual Meeting, which was filed with the Secretary of State of Delaware on May 2, 2022. Our Board also amended our bylaws to make corresponding modifications. In accordance with our amended and restated certificate of incorporation and bylaws, each director elected at each annual meeting of stockholders commencing with the Annual Meeting will hold office for a term of one year, expiring at the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, unless he or she dies, resigns, retires or is removed from office prior to such time.

George Babich, Jr., who is in the director class having a term that expires at the Annual Meeting, has reached the mandatory retirement age under our Corporate Governance Principles and will leave the Board upon the expiration of his term at the Annual Meeting. The Board extends its gratitude to Mr. Babich for his contributions to our company during his tenure on the Board.

At the Annual Meeting, three directors will be elected for terms expiring at our Annual Meeting of stockholders in 2024 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Gretchen R. Haggerty, Liam J. Kelly and Jaewon Ryu for election to the Board for one-year terms. Ms. Haggerty and Mr. Kelly are continuing directors who previously were elected by our stockholders. Mr. Ryu is a new nominee who, if elected, will fill the vacancy created as a result of Mr. Babich’s retirement.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director nominee’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

We seek to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences, areas of expertise and backgrounds. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. In evaluating nominees for election to the Board, consistent with our Corporate Governance Principles, our Nominating and

Governance Committee considers, among other factors, the candidate’s potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics.

The following charts provide information with respect to the tenure, age, independence and diversity of our nominees and continuing directors.

Board Diversity Matrix
Total Director Nominees and Continuing Directors	9
	Female	Male
Gender Identity
Directors	3	6
Demographic Background
African American or Black	–	–
Alaskan Native or Native American	–	–
Asian	1	1
Hispanic, Latinx or Spanish Origin	–	–
Native Hawaiian or Pacific Islander	–	–
White	2	5
Other	–	–
Two or More Races or Ethnicities	–	–
LGBTQ+	–	–
Did not Disclose Demographic Background	–	–

We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors

Gretchen R. Haggerty	-	Ms. Haggerty, 67, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel &

Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of Johnson Controls International plc.

Ms. Haggerty’s background in executive management of a large, complex global corporation, as well as her experience gained through other public company directorships, enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Liam J. Kelly	-

Mr. Kelly, 56, has been a director of Teleflex since 2018 and has served as Chairman of our Board since May 2020. He became our President and Chief Executive Officer in January 2018. From May 2016 to December 2017, Mr. Kelly served as our President and Chief Operating Officer, and from April 2015 to April 2016, he served as our Executive Vice President and Chief Operating Officer. Mr. Kelly also served as our Executive Vice President and President, Americas from April 2014 to April 2015, and as our Executive Vice President and President, International from June 2012 to April 2014. Earlier, he held several positions with regard to our EMEA segment, including President from June 2011 to June 2012, Executive Vice President from November 2009 to June 2011, and Vice President of Marketing from April 2009 to November 2009. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009. Mr. Kelly is currently a director of Enovis Corporation (formerly Colfax Corporation).

Mr. Kelly’s extensive experience in the medical device industry and intimate knowledge of our business enable him to provide meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, Mr. Kelly, who was born in Ireland, has extensive experience managing international businesses, enabling him to provide valuable insights regarding international markets and our businesses and operations outside the U.S.

Jaewon Ryu, M.D.	-	Dr. Ryu, 49, is a new director nominee. Since June 2019, Dr. Ryu has been the President and Chief Executive Officer of Geisinger, an integrated healthcare system with a clinical enterprise, health plan, a school of medicine and research and innovation functions. He joined Geisinger in October 2016 and served as Executive Vice President and Chief Medical Officer until December 2018. From December 2018 to June 2019, he served as Interim President and Chief Executive Officer of Geisinger. Prior to joining Geisinger, Dr. Ryu served as President, Integrated Care Delivery for Humana, Inc., a health insurance company, from January 2014 to September 2016. Previously, he served in various leadership capacities at the University of Illinois Hospital and Health Sciences System and Kaiser Permanente, after having practiced as a corporate healthcare attorney and worked in government roles at the Centers for Medicare and Medicaid Services and the Department of Veterans Affairs. Dr. Ryu is currently a director of Privia Health Group, Inc.

Dr. Ryu’s extensive experience in the areas of care delivery and payment will enable him to provide meaningful perspectives with respect to a wide range of business matters, including with respect to our strategic initiatives. His knowledge and background in legal and regulatory aspects of the healthcare industry and government policy will enable him to provide valuable industry insights.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2024 and 2025, respectively.

Terms Expiring in 2024

Candace H. Duncan	-

Ms. Duncan, 69, has been a director of Teleflex since 2015 and currently serves as chair of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services.

Ms. Duncan’s extensive experience in public accounting enables her to provide valuable perspectives to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Stephen K. Klasko, M.D.	-	Dr. Klasko, 69, has been a director of Teleflex since 2008 and currently serves as a member of the Nominating and Governance Committee. Dr. Klasko retired in December 2021 after serving as President of Thomas Jefferson University and Chief executive Officer of Jefferson Health. In connection with his retirement transition, Dr. Klasko has agreed to serve as a special advisor to the Jefferson Board of Trustees until June 2022. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-

Mr. Randle, 63, has been a director of Teleflex since 2009 and currently serves as chair of the Nominating and Governance Committee and as a member of the Compensation Committee. Mr. Randle retired in December 2018 after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and Comera Life Sciences Holdings, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Terms Expiring in 2025

John C. Heinmiller	-

Mr. Heinmiller, 68, has been a director of Teleflex since 2019 and currently serves as a member of the Audit Committee. Prior to his retirement in January 2017, Mr. Heinmiller was Executive Vice President of St. Jude Medical, Inc. (“St. Jude Medical”), a global medical device company. During his 19-year career with St. Jude Medical, Mr. Heinmiller served in various executive and senior level positions, including Executive Vice President from August 2012 to January 2017; Executive Vice President and Chief Financial Officer from May 2004 to August 2012; Vice President, Finance and Chief Financial Officer from September 1998 to May 2004; and Vice President of Corporate Business Development from May 1998 to September 1998. Prior to joining St. Jude Medical, Mr. Heinmiller held senior management positions with and was a member of the board of directors of Daig Corporation, a medical device company, and LifeCore Biomedical, a medical technology company.

Mr. Heinmiller’s executive and senior management experience in the medical device industry enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his extensive experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Andrew A. Krakauer	-

Mr. Krakauer, 68, has been a director of Teleflex since 2018 and currently serves as a member of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.

Mr. Krakauer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives

Neena M. Patil	-

Ms. Patil, 48, has been a director of Teleflex since 2022 and currently serves as a member of the Nominating and Governance Committee. Since February 2021, she has held the position of Chief Legal Officer and Executive Vice President, Legal and Corporate Affairs of Jazz Pharmaceuticals plc, a biopharmaceutical company. From July 2019 to February 2021, Ms. Patil served as Senior Vice President and General Counsel of Jazz Pharmaceuticals. Prior to joining Jazz Pharmaceuticals, Ms. Patil was Senior Vice President, General Counsel and Corporate Secretary of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company, from September 2018 to July 2019. Prior to that, from May 2008 to October 2016, Ms. Patil served in various management positions at Novo Nordisk Inc., culminating in her role as Vice President for Legal Affairs and Associate General Counsel. Prior to 2008, she worked for several other global biopharmaceutical companies including Pfizer Inc., GPC Biotech AG and Sanofi.

Ms. Patil’s executive and senior management experience in the healthcare industry enables her to provide valuable insights regarding a wide range of business matters, including commercial matters, operations, acquisitions and strategic planning initiatives. In addition, Ms. Patil’s legal background renders her particularly well qualified to assist the Board in addressing a variety of public company, board governance and public policy matters, as well as helping to provide oversight regarding our ESG programs.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board and the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Nominating and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar function and that relate to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that Candace H. Duncan, Gretchen R. Haggerty, John C. Heinmiller, Stephen K. Klasko, Andrew A. Krakauer, Neena M. Patil and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). The Board also has determined that Jaewon Ryu, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards. All of the independent directors and Dr. Ryu meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit and Compensation Committees meet the additional independence requirements of the NYSE and the SEC applicable to audit committee and compensation committee members. In making its determination with respect to Mr. Heinmiller, the Board considered the Company’s sale of products to a hospital system with respect to which he serves as a member of the board of directors. In making its determination with respect to Dr. Ryu, the Board considered the Company’s sale of products to a hospital system for which he serves as President and Chief Executive Officer. Based on its review, and after considering the amounts involved and the lack of Mr. Heinmiller’s or Dr. Ryu’s direct or indirect involvement in the respective transactions, the Board concluded that Mr. Heinmiller’s and Dr. Ryu’s relationships with the respective hospital systems did not impair their independence.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards that, if applicable, automatically would result in a determination that the director is not independent. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•

A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose authority, duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•	ability to call meetings of the independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	providing our Chief Executive Officer with feedback regarding matters discussed by the independent directors in executive sessions;

•	consulting with our senior executives as to any concerns they may have;

•	together with the Chairman of the Board, develop and approve Board meeting agendas, and provide input to committee chairs on committee meeting agendas;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board that is necessary for the independent directors to effectively and responsibly perform their duties; the Lead Director may ask company management to include certain material in the information provided to the Board;

•	interviewing, along with the Nominating and Governance Committee Chair, and making recommendations to the Nominating and Governance Committee and the Board concerning Board candidates;

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	if requested, consult and directly communicate with shareholders, government authorities and other interested parties on behalf of the independent directors.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Mr. Babich currently serves as our Lead Director. In February 2023, the Board appointed Dr. Klasko to succeed Mr. Babich as Lead Director, effective upon Mr. Babich’s retirement from the Board.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of our company. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that the leadership structure of a board must be considered in the context of the individuals involved and the specific circumstances facing the company. Accordingly, what the Board determines to be the right board leadership structure for Teleflex may vary from time to time as circumstances warrant.

The Board appointed Mr. Kelly as Chairman, effective May 2020. In making its decision to appoint Mr. Kelly as Chairman, our Board determined that, in his role as our President and Chief Executive Officer, Mr. Kelly is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, Mr. Kelly is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

All of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Mr. Kelly is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Moreover, the Lead Director is consulted on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, whom we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as any non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Communicating with Our Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

Board Assessment

Each year, the Nominating and Governance Committee of the Board, together with the Lead Director, oversees a self-assessment process to evaluate the performance of the Board and its committees. The evaluations also help to inform the Nominating and Governance Committee’s discussions regarding Board succession planning and refreshment and complement its evaluation of the size and composition of the Board. The process for conducting the annual assessment varies from year to year, but is generally conducted through interviews, discussions and/or responses to written questionnaires. The results are then compiled and reviewed in detail and discussed by the Board and each committee, as applicable. The Board believes that the evaluation process is an important tool for improvement and the continued effectiveness of the Board and its committees.

The Board and Board Committees

The Board held eight meetings in 2022. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2022. The Board does not have a formal policy concerning attendance at our Annual Meeting of stockholders, but encourages all directors to attend. All of our Board members attended the 2022 Annual Meeting of stockholders.

The Board has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2022 Compensation – Our Equity Grant Practices” for additional information.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Nominating and Governance Committee also is responsible for developing and recommending to the Board corporate governance principles, overseeing the annual Board and committee evaluation process, as discussed above, and overseeing our strategy and practices with respect to environmental, social and governance matters.

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, we also seek candidates with the potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics. Directors must be able to devote substantial time to our affairs. The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Nominating and Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. In addition, the Nominating and Governance Committee will consider recommendations for director candidates from stockholders. Dr. Ryu was recommended by a third-party search firm.

In addition, Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne,

Pennsylvania 19087, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2024 Annual Meeting, a stockholder must submit the following information by February 5, 2024:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

We have also adopted a “proxy access” bylaw provision which allows eligible stockholders to nominate candidates for election to our Board and include such candidates in our proxy statement and proxy card subject to the terms, conditions, procedures and deadlines set forth in Article II, Section 2.2.2 of our bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares, held by up to 20 stockholders, holding the shares continuously for at least three years, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

For more specific information regarding these deadlines in respect of the 2024 Annual Meeting of stockholders, see “Stockholder Proposals” below. You should consult our bylaws for more detailed information regarding the processes summarized above.

In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. The Nominating and Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Nominating and Governance Committee are Dr. Klasko, Mr. Randle and Ms. Patil. Mr. Randle currently serves as chair of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2022.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•	review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and

•	review the human capital processes and performance metrics used by management to attract, retain and develop talent across our company.

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2022, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Babich, Krakauer and Randle. Mr. Babich currently serves as chair of the Compensation Committee. The Compensation Committee held six meetings in 2022.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process, including risks related to product quality and safety and cybersecurity; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm and related fees. For a discussion of the Audit Committee’s pre-approval policies and procedures, see

“Audit Committee Pre-Approval Procedures” included under Proposal 3 of this proxy statement. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Heinmiller. Ms. Duncan currently serves as chair of the Audit Committee. The Audit Committee held eight meetings in 2022. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our compliance officer, who surveys and interviews our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, members of Teleflex senior management review and discuss the results with the Audit Committee. Thereafter, the Audit Committee and our Chief Executive Officer provide the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during the course of each year and reviewed with the Audit Committee. In addition, the Board, acting principally through the Audit Committee, provides oversight of our cybersecurity program. The Audit Committee reviews, on at least a semi-annual basis, our cybersecurity programs and cyber risks through in-depth reviews with management. We believe these processes facilitate the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2022

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. The chairpersons of our Audit, Compensation and Nominating and Governance Committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2022, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$65,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$133,000
¡ Stock Options	$87,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$40,000

• Stock Option Grant Upon Initial Election	$174,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

In February 2023, our Board approved changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved increases in the annual cash retainer amount, the value of the annual equity awards granted to all non-management directors and the value of stock options granted to non-management directors upon their initial election to the Board. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, Frederic W. Cook & Co., Inc. The amounts payable under our director compensation program, as revised, are as follows:

• Annual Cash Retainer – All Non-Management Directors	$67,000
• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000
• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$137,000
¡ Stock Options	$90,000
• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$40,000
• Stock Option Grant Upon Initial Election	$180,000
• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2022.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
George Babich, Jr.	$118,161	$147,768	$74,273	$223	–	$340,425
Candace H. Duncan	$126,161	$113,384	$74,273	–	–	$313,817
Gretchen R. Haggerty	$99,661	$113,384	$74,273	–	–	$287,317
John C. Heinmiller	$74,250	$113,384	$74,273	–	–	$261,907
Stephen K. Klasko	$79,661	$113,384	$74,273	$130	–	$267,447
Andrew A. Krakauer	$82,661	$113,384	$74,273	$63	–	$270,380
Richard A. Packer(5)	$22,333	–	–	–	–	$22,333
Nina M. Patil(6)	$55,333	$113,384	$148,469	–	–	$317,186
Stuart A. Randle	$95,661	$113,384	$74,273	–	–	$283,317

(1)

For each of Ms. Duncan, Dr. Klasko and Mr. Krakauer, includes $61,661 in cash fees that they elected to allocate to their respective deferral accounts under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information regarding our Deferred Compensation Plan, the terms of which generally apply in the same manner with respect to deferrals of directors’ cash fees as they apply with respect to deferrals of executives’ cash compensation. We do not, however, provide matching contributions to our non-employee directors under the Deferred Compensation Plan.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2022, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC. In May 2022, we granted to each non-management director 399 restricted stock units, and we granted to Mr. Babich an additional 121 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $284.17 and vested six months after the date of grant. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan, Dr. Klasko and Mr. Krakauer deferred receipt of the common stock underlying 100% of the restricted stock units granted to them in 2022, the value of which was credited to a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2022, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC. In May 2022, we granted to each non-management director, other than Ms. Patil, stock options to purchase 969 shares, which had a grant date fair value per share of $76.65. These options were fully vested at the time of grant. In connection with her initial election to the Board, in May 2022, we granted Ms. Patil stock options to purchase 1,937 shares, which also had a grant date fair value per share of $76.65. The options granted to Ms. Patil vested six months after the date of grant. As of December 31, 2022, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 6,444; Ms. Duncan: 13,279; Ms. Haggerty: 9,834; Mr. Heinmiller: 6,234; Dr. Klasko: 17,155; Mr. Krakauer: 7,212; Ms. Patil: 1,937; and Mr. Randle: 14,141.

(4)	The amounts shown in this column reflect above-market interest earned in respect of deferred compensation under our Deferred Compensation Plan.

(5)	Mr. Packer retired from the Board on April 29, 2022.

(6)	Ms. Patil initially was elected as a director on April 29, 2022.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The stock ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $65,000 annual cash retainer, is equal to $325,000. Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, including restricted stock units as to which settlement has been deferred under our deferred compensation plan. Shares underlying stock options are not included in calculating stock ownership value. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes. As of December 31, 2022, each of our current non-management directors, other than Ms. Patil, who was elected to the Board in April 2022, satisfied the stock ownership requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2022;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

CANDACE H. DUNCAN, CHAIR

GRETCHEN R. HAGGERTY		JOHN C. HEINMILLER

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following current and former executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Liam J. Kelly	President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

Jay K. White	Corporate Vice President and President, Global Commercial

Cameron P. Hicks	Corporate Vice President and Chief Human Resources Officer

James P. Winters	Corporate Vice President, Manufacturing and Supply Chain

2022 PERFORMANCE HIGHLIGHTS

In 2022, global dynamics created a formidable operating environment for the medical device industry. Inflation impacted many world markets, increasing the costs of raw materials and shipping. This was compounded by headwinds from foreign exchange rates. Our industry also continued to experience intermittent supply chain disruptions throughout the year, including issues related to freight, logistics, and the availability of select raw materials and components. Collectively, these pressures challenged us, requiring our team to approach each hurdle with determination and flexibility.

The Teleflex team met these obstacles head-on, continuing to execute our business strategy with diligence and discipline. Our established strength in operations served us well, as we leveraged our global supply chain to align our manufacturing and shipping functions with market shifts, and meet customer demand. We worked to offset cost pressures by seeking new ways to minimize our operating expenses, as well as by employing more targeted pricing strategies. We also maintained our commitment to delivering exceptional quality control across every facet of our business. Our efforts generated excellent results, with the vast majority of our businesses delivering strong performance within an exceptionally challenging environment. At the same time, we continued to advance each tenet of our strategy for durable growth.

Our highlights for 2022 include:

•	We fueled organic growth, developing and marketing existing products, and investing in product innovation for the future.

•	We maintained healthy margins by employing pricing strategies, and prioritizing the growth of select high-margin products and sectors.

•	We optimized our business, expanding in high-growth markets and regions, acquiring Standard Bariatrics, and continuing to execute our restructuring plan.

•	We continued to invest in clinical education, providing product training to more than 185,000 healthcare professionals around the world.

•	We advanced our commitment to Corporate Social Responsibility (CSR), including enhancing our Diversity, Equity & Inclusion initiative, and promoting our environmental goals.

Our ability to deliver these accomplishments in a turbulent market underscores the value of our past investments in innovation and infrastructure. More importantly, it highlights the extraordinary dedication and resilience of the Teleflex team. In addition, our steady performance during a difficult year highlighted the many strengths that position us for a bright future. Our diversified portfolio helped insulate us from market pressures, our team excelled in meeting customer needs, and our well-designed infrastructure enabled us to manage changing dynamics and continue to deploy our strategy. In addition, our strong balance sheet enabled us to maintain our M&A activities and pave the way for future growth.

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2022 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Key Compensation Practices and Policies

What we do	What we don’t do
• Practice pay-for-performance, under which a significant percentage of our named executive officer compensation is at-risk and subject to achievement of corporate and individual performance goals

•  The Compensation Committee’s independent consultant performs no other work for the Company

•  We do not guarantee annual bonus or guarantee salary increases

•  No excise tax gross-ups for any change in control payments

•  Executives are prohibited from hedging or pledging our stock

•  Re-pricing of stock options is prohibited without stockholder approval

• Set challenging incentive plan goals
• Maintain an industry-specific peer group for benchmarking compensation
• Target named executive officer compensation to be within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee
• Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our stockholders’ interests

•  Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law

• Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program

• Maintain an independent Compensation Committee

• Consult with an independent compensation advisor on compensation levels and practices

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of the Board is responsible for the oversight of our executive compensation program. In 2022, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Kelly. Determinations concerning Mr. Kelly’s compensation were made by the independent members of the Board. In making these compensation decisions, both the Compensation Committee and the independent members of the Board were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to NYSE rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Kelly, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Kelly did not make recommendations as to his own compensation. While the Compensation Committee utilized this information and considered Mr. Kelly’s observations with regard to other executive officers, the ultimate determinations regarding compensation for our executive officers, other than Mr. Kelly, were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Kelly’s compensation, subject to approval by the independent members of the Board.

Determination of Compensation

In making its compensation determinations and recommendations for 2022, the Compensation Committee considered materials regarding executive compensation provided by FW Cook. Specifically, with respect to Mr. Kelly, the Compensation Committee reviewed a report provided by FW Cook that analyzed the compensation of Mr. Kelly in comparison to compensation provided to chief executive officers serving in similar capacities for companies within our designated peer group.

Generally, in selecting a peer group company, we use the following selection criteria:

•	Operations and Scale – We seek companies that have one-third to three times our market capitalization and revenues.

•	Business Characteristics –The peer group company should:

•	be publicly traded in the Unites States and included in the Health Care Equipment & Supplies Industry Group within the Global Industry Classification Standard (GICS);

•	be similar to us in terms of business complexity and labor markets and serve as a potential source of executive talent; and

•	maintain a business model similar to ours.

•

Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by four or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

The peer group that we utilized for 2022 was the same as the peer group we utilized for 2021, which was selected by the Compensation Committee following consideration of a report provided by FW Cook in October 2020 that included recommendations regarding the composition of the peer group, and then augmented by the addition in 2021 of DexCom, Inc., which was added because it met substantially all of the peer group selection criteria. Not every company in the peer group meets all of the peer group selection criteria. Nevertheless, we believe that each of the companies selected represents a reasonable peer from the standpoint of size and business attributes.

The peer group for 2022 included the following companies (sometimes referred to below as the “Executive Compensation Peer Group”):

• Align Technology, Inc.	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Intuitive Surgical, Inc.
• DENTSPLY SIRONA Inc.	• LivaNova, PLC
• DexCom, Inc.	• NuVasive, Inc.
• Edwards Lifesciences Corporation	• ResMed Inc.
• Hill-Rom Holdings, Inc.	• STERIS plc
• Hologic, Inc.	• Varian Medical Systems, Inc.
• ICU Medical, Inc.

In addition to reviewing information from the peer group, the Compensation Committee reviews broader market surveys that cover a wider group of relevant companies to supplement the peer group perspective. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys and did not review or consider the identity of the individual companies comprising the survey data. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.

The historical data provided by FW Cook was adjusted to January 1, 2022, using a 3% per annum rate of increase, unless forward-looking compensation was disclosed. The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position target total direct compensation of our executives within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as importance of an executive’s role to Teleflex, experience, performance, skill set, anticipated difficulty in replacing an executive, and internal pay parity. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.

2022 COMPENSATION

Salaries

Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. Within these ranges, base salary increases for our executives are determined in the context of their individual range position, position tenure and performance. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee increased salaries for Messrs. Kelly, Powell and Hicks by approximately 3.0 percent, and by approximately 4.1 percent for Mr. White. Mr. Winters salary was increased by approximately 6.1 percent, in order to more closely approximate the median of the comparative data.

Annual Executive Incentive Compensation

General

Under our annual incentive program, we provide meaningful cash incentive opportunities that are principally based upon the achievement of corporate financial performance objectives. As a result, a significant amount of an executive’s total cash compensation is subject to the achievement of these objectives. In 2022, for Messrs. Kelly, Powell, White and Hicks, 90 percent of the target award opportunity was based on corporate financial performance measures. For Mr. Winters, 50 percent of the target award opportunity was based on corporate financial performance measures and 40 percent was based on performance measures related to our Global Operations function. The remaining ten percent of each executive officer’s target award opportunity was based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe can enhance stockholder value.

2022 Award Components

The Compensation Committee determined to use, for all executives, the same corporate financial performance measures in 2022 as it used in 2021. The weighting assigned to the corporate financial performance measures for all executives also was unchanged.

In addition to the adjustments pertaining to specific financial performance measures described below, our annual incentive program allows for adjustments, which are referred to below as the “general adjustments,” to be made with respect to each of the financial performance measures. The general adjustments principally include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures provide as follows:

•

To address the effect on each of the financial performance measures resulting from acquisitions and divestitures of assets or entities that were not anticipated in our annual operating plan, the target amount for each financial performance measure will be adjusted to reflect forecasted performance of such acquired or divested assets or entities.

•

To address costs and expenses related to acquisitions and divestitures to the extent that such costs and expenses were not contemplated by our annual operating plan, the actual results for each financial performance measure will be adjusted to eliminate the effect of such costs and expenses.

These adjustments are intended to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition and divestiture activities not contemplated by our annual operating plan. We do not make adjustments for acquisitions of distributors of our products effected as part of our ongoing “distributor to direct” sales conversion strategy, pursuant to which we seek to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to enable us to directly administer product distribution through the existing sub-distributors or new sub-distributors, since the principal focus of those acquisitions was to achieve the goals of the sales conversion strategy rather than to expand our operations through the acquisition of new businesses or products. General adjustments applied with respect to financial performance measures under our 2022 annual incentive program included adjustments related to acquisitions we completed in 2022. No adjustments were made with respect to divestitures.

The performance measures under our 2022 annual incentive program for our named executive officers, other than Mr. Winters, are set forth immediately below. All of these targets were established early in 2022.

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

•	Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to eliminate the following, net of any tax effect:

•	restructuring and other special charges;

•	intangible amortization expense;

•

the impact of costs incurred as a result of the requirement, under the EU Medical Device Regulation (“MDR”), that medical devices previously registered under the EU Medical Device Directive be re-registered, to the extent that such costs are among adjustments resulting in non-GAAP financial measures included in our public disclosures;

•	the impact of our repurchases, if any, of our common stock;

•	gains or losses with respect to investments in non-core, non-controlled affiliates made by us prior to 2012;

•	gains or losses on sales of businesses and assets to the extent not included in our annual operating plan;

•	any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan;

•	the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions;

•	amortization of the cost of representations and warranties insurance purchased in connection with an acquisition completed in late 2020;

•

the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” sales conversion strategy, as well as decreases in cost of goods sold required under GAAP as such repurchased inventory subsequently is sold;

•

the impact of settling, partially settling or otherwise concluding any tax audits or the filing of amended tax returns with respect to prior years, including any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”), net of any costs of settlement or other conclusion of such matters), but not including normal return to accrual adjustments booked in the ordinary course;

•	tax benefits or detriments resulting from the retroactive application of any newly enacted tax legislation;

•	the impact of any statutory rate changes on deferred taxes.

As used with respect to adjustments for restructuring and other special charges, the term “special charges” includes restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent adjustments relating to such charges have been approved by the Compensation Committee. Special charges also include charges incurred in connection with the integration of acquisitions, to the extent that such charges are among adjustments resulting in non-GAAP financial measures included in our public disclosures; the accelerated depreciation of assets; and certain one-time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that

EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described above because we do not believe these items reflect the performance of our executives.

•	Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to eliminate the effect of:

•	cash expended in connection with any debt financing or other transaction affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan;

•	tax payments resulting from a gain on the sale of divested assets;

•	payments made (or refunds received) in connection with the settlement of tax audits or the filing of amended tax returns with respect to any prior tax years;

•	payments made to fund our defined benefit pension plans;

•	reductions in tax payments related to the retroactive application to any prior year of any newly enacted tax legislation;

•

restructuring or restructuring related payments not contemplated in our annual operating plan in connection with any Board approved restructuring plan or, if such payments were not made in connection with a Board approved restructuring plan, to the extent adjustments relating to any other restructuring plan adopted during the year have been approved by the Compensation Committee;

•	payments made or received in connection with litigation settlements to the extent not otherwise contemplated by our annual operating plan; and

•	contingent consideration payments related to acquisitions, to the extent not contemplated in our annual operating plan.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described above because the adjusted payments or refunds, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance in 2022.

•

Ten percent of the target award was based principally on satisfaction of individual performance objectives that were established in the early part of the year. For 2022, the individual performance objectives established for Mr. Kelly principally included goals related to achievement of certain objectives related to our strategic growth and margin expansion initiatives, execution on organizational initiatives and implementation of certain management development initiatives. The individual performance objectives established for our other named executive officers included objectives related to their respective functions.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Mr. Kelly’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount of the award to be allocated to each of the other named executive officers with respect to their performance after considering Mr. Kelly’s recommendations.

For Mr. Winters, who has responsibility for management of our manufacturing and distribution operations and supply chain, 50 percent of his target award was based upon the achievement of the corporate financial performance measures described above (22.5 percent based on corporate revenue, 20 percent on EPS and 7.5 percent on cash flow). We included the corporate financial performance measures because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity. An additional 40 percent of Mr. Winters’ target award was based upon the following performance measures related to our global operations:

•

Twenty-four percent of the target award was based on the amount of our “global operations financial performance,” which is defined as the sum of total operational variances plus fixed expenses within our consolidated income statement as approved in our annual budget for global operations, subject to certain exclusions and adjusted to eliminate the translational and transactional impacts of foreign currency fluctuations and to take into account the adjustments provided for with respect to the EPS metric to the extent applicable, except for adjustments related to the restructuring related costs which are factored into the global operations financial performance target.

We use global operations financial performance as a performance measure for Mr. Winters because we believe it is a reliable overall measure of the performance of our global operations function. Therefore, we believe a significant portion of the target award for an executive who is responsible for operations management should be based on this metric.

•

Ten percent of the target award was based on the amount of our “global operations service performance,” which is determined based on a measurement of the proportion of our total customer orders, subject to certain exclusions and adjustments, that we ship in full on or before the agreed upon ship date for such orders provided.

We use global operations service performance as a performance measure to focus our global operations team on the timely delivery of products to our customers, which we believe is a key factor in maintaining high customer satisfaction levels.

•

Six percent of the target award was based on “global operations days inventory on hand,” which is defined as the average of the number of days of our consolidated inventory we have on hand at the end of each fiscal quarter, calculated using the average of the days inventory on hand for each fiscal quarter during the year. The days inventory on hand for each fiscal quarter is calculated by dividing our average four month trailing net inventory set forth on our consolidated balance sheet by annualized consolidated three months trailing cost of goods sold for such fiscal quarter and then multiplying the result by 365 days.

We use global operations days inventory on hand as a performance measure because of the impact that inventory management can have on our working capital and operating efficiency.

As was the case for all of our other named executive officers, the remaining 10 percent of Mr. Winters’ target award was based on the achievement of individual performance objectives.

With respect to each of the financial performance measures generally, an executive’s incentive award could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target award, depending on the degree of variation from the target amount of the performance measure. There is no award with respect to a performance measure if performance is below the threshold level. In addition, the Compensation Committee may, in its discretion, reduce or eliminate awards payable to the named executive officers with respect to each financial performance measure.

With respect to the 2022 award ranges, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group.” The Performance Peer Group differs from the Executive Compensation Peer Group described above in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive Compensation Peer Group. Two companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the more relatively similar size of the constituent companies to ours, we believe the Performance Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Performance Peer Group consisted of the following companies:

• AngioDynamics, Inc.	• Hill-Rom Holdings, Inc.
• Avanos Medical, Inc.	• Medtronic plc
• Becton, Dickinson and Company	• Stryker Corporation
• Boston Scientific Corporation	• Zimmer Biomet Holdings, Inc.
• Edwards Lifesciences Corporation

Based on the foregoing considerations, the target established for each performance measure, the percentage of target performance that would entitle a participant to a minimum or maximum award with respect to each measure and the amount achieved in respect of each performance measure were as follows (percentages are approximate):

Percentage of Target Performance (and Amount) Required For
Performance Measure	Target Performance*	Minimum Award (25% of Target)*	Maximum Award (200% of Target)*	Amount Achieved
Corporate Revenue	$2,916.1 million	95.0% ($2,770.3 million)	105.0% ($3,061.9 million)	$2,842.5 million

EPS	$13.99	90.0% ($12.59)	110.0% ($15.39)	$13.05

Cash Flow	$442.0 million	80.0% ($353.6 million)	120.0% ($530.5 million)	$345.3 million

Global Operations Financial Performance	$117.9 million	112.0% ($132.0 million)	88.0% ($103.7 million)	$125.1 million

Global Operations Service Performance	91.0%	98.9% (90.0%)	101.1% (92.0%)	85.4%

Global Operations Days Inventory on Hand	162 days	101.2% (164 days)	97.5% (158 days)	161.2 days

*	Target Performance and Minimum and Maximum Award performance levels reflect the adjustments described above, to the extent applicable.

2022 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2022 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Liam J. Kelly	125%	$1,278,846
Thomas E. Powell	75%	$456,840
Jay K. White	70%	$409,204
Cameron P. Hicks	60%	$232,856
James P. Winters*	70%	$260,132

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2022 of 1.06749 dollars per euro.

The target award opportunity as a percentage of salary indicated in the table above for each named executive officer is unchanged from 2021 for Messrs. Kelly, Hicks, Powell and White and increased from 60% to 70% for Mr. Winters.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2022:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
L. Kelly	Corporate Revenue	40%	$317,819	62.1%
	EPS	35%	$222,008	49.6%
	Cash Flow	15%	$0	0%
	Individual Performance	10%	$127,885	100%
Total			$667,711	52.2%

T. Powell	Corporate Revenue	40%	$113,534	62.1%
	EPS	35%	$79,307	49.6%
	Cash Flow	15%	$0	0%
	Individual Performance	10%	$45,684	100%
Total			$238,525	52.2%

J. White	Corporate Revenue	40%	$101,695	62.1%
	EPS	35%	$71,038	49.6%
	Cash Flow	15%	$0	0%
	Individual Performance	10%	$36,828	90%
Total			$209,561	51.2%

C. Hicks	Corporate Revenue	40%	$57,869	62.1%
	EPS	35%	$40,424	49.6%
	Cash Flow	15%	$0	0%
	Individual Performance	10%	$23,286	100%
Total			$121,579	52.2%

J. Winters*	Corporate Revenue	22.5%	$36,364	62.1%
	EPS	20%	$25,805	49.6%
	Cash Flow	7.5%	$0	0%
	Global Operations Financial Performance	24%	$38,583	61.8%
	Global Operations Service Performance	10%	$0	0%
	Global Operations Days Inventory on Hand	6%	$18,729	120.0%
	Individual Performance	10%	$28,615	110.0%
Total			$148,096	56.9%

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2022 of 1.06749 dollars per euro.

The actual award payments to our named executive officers in respect of the financial and operational performance metrics under the terms of our 2022 annual incentive program are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. The actual award payments in respect of the individual performance component under our 2022 annual incentive program are reflected in the “Bonus” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation is designed to reflect the contribution of each executive officer to our company’s business strategy, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total direct compensation paid to our executives to be within a competitive range of the median of companies referenced in the comparative data. In this regard, we increased the total target equity compensation opportunity for Messrs. Kelly, Winters and Hicks to more closely approximate median compensation referenced in the comparative data.

The following table shows the total target equity incentive compensation opportunity approved for each of our named executive officers for 2022:

Name	Total Target Equity Incentive Compensation Opportunity
Liam J. Kelly	$6,000,000
Thomas E. Powell	$2,175,000
Jay K. White	$1,250,000
Cameron P. Hicks	$755,000
James P. Winters	$800,000

Components of the Equity Incentive Compensation Program

In 2022, our equity incentive compensation opportunity consisted of grants of stock options, restricted stock units and performance stock units, allocated in the same proportions as in 2021. We allocated 55 percent of the total target equity incentive compensation opportunity to stock options because we continue to believe that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance-based compensation that provides a strong alignment between return to stockholders and the compensation of executives.

We allocated 25 percent of the total equity incentive compensation opportunity to restricted stock units, which we granted to provide incentives to our executives to continue as employees of our company and increase stockholder value.

Finally, we allocated 20 percent of the total equity incentive compensation opportunity to performance stock units, or “PSUs.” We granted performance stock units to increase management’s focus on longer-term, profitable growth opportunities, including both internal growth and growth through acquisitions, while maintaining stockholder value. In addition, we believe the performance criteria for vesting of the performance stock units, which are described below, appropriately condition superior pay on superior performance, consistent with our objective to create a compensation structure that in large part is based on achievement of performance goals. Finally, we believe that the potential adjustment of the number of vested units based on changes in our stock price relative to a specified peer group, as described below, adds a useful competitive element and directly aligns our executives’ incentives with long-term stockholder returns.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2022 that represented 55 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in March 2022 at $84.48 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Liam J. Kelly	39,063
Thomas E. Powell	14,160
Jay K. White	8,138
Cameron P. Hicks	4,915
James P. Winters	5,208

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amounts for option awards included in the “Option Awards” column of the Summary Compensation Table generally reflects the aggregate grant date fair value of each named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In March 2022, we granted restricted stock units to our named executive officers that represented 25 percent of their respective total target equity incentive compensation opportunities. Upon vesting, a restricted stock unit is converted into one share of our common stock. We valued the restricted stock units granted in March 2022 at $314.73 per unit. This value was determined based upon the 30-day trailing average closing price of our common stock prior to the date of grant, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Liam J. Kelly	4,766
Thomas E. Powell	1,728
Jay K. White	993
Cameron P. Hicks	600
James P. Winters	635

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Performance Stock Units

The performance stock units are designed to focus our executives’ efforts on specific long-term goals. In 2021, acting upon insights learned from the global COVID-19 pandemic and mindful of its continuing impact on world economic and business conditions generally, and our operations and financial results in particular, our Compensation Committee, in consultation with FW Cook, elected to make certain changes to the manner in which our performance stock unit grants are structured. The performance stock unit grants made in 2022 followed the structure used for the 2021 grants, though the Compensation Committee did make a change, as described below, to the profitability measure used with respect to a portion of the performance stock unit award.

Prior to 2021, the number performance stock units that could ultimately be earned under each award was principally dependent upon our performance during a three-year performance period (the “Performance Period”) with respect to two financial performance measures, corporate revenue growth and EPS growth. In addition, the number of performance stock units that ultimately was converted into shares of our common stock upon vesting was subject to further adjustment based on application of the “RTSR Modifier,” which was based on a comparison of our total stockholder return to the total stockholder return of a designated group of public companies.

Grants made in 2020 included the 2020 calendar year in the performance period. As such, the performance targets associated with this grant were without regard to the potential impacts of the COVID-19 pandemic, and our ability to achieve these targets was affected by the impacts of the pandemic through 2020. Our Compensation Committee elected not to adjust the targets for this performance period, and thus there was no payout with respect to the grant made in 2020 with a performance period from 2020 to 2022, which we believe was largely the result of the impact of the COVID-19 pandemic on our results during the performance period.

In considering modifications to the performance stock unit program for 2021, which structure we followed again in 2022, our Compensation Committee affirmed its continued view that the appropriate performance elements remained corporate revenue growth as well as a measure designed to reflect growth in profitability, as modified by the RTSR Modifier. However, the Committee determined that it would be appropriate to modify the program to account for potential unforeseen and/or uncontrollable externalities. As such, the Committee determined to replace the three-year Performance Period for each grant with three discrete one-year targets for each metric, and to allow the results for each year to be “banked” – in other words, to stand on their own, regardless of the performance with respect to each metric in any of the other years. This change was designed to maintain a long-term growth focus but to avoid factoring in any penalty or benefit that might arise due to business operating externalities that are either unforeseen or uncontrollable (for example, a resurgence of COVID-19). The final award payment would be the result of the three-year RTSR multiplier applied to the “banked” payouts from each of the three years of financial results relevant to each grant.

For the 2022 grants, the Committee also determined to return to using EPS growth as the profitability measure, after having replaced it with growth in operating profit for the 2021 grants. The shift to growth in operating profit in 2021 was designed to maintain financial performance accountability without penalty/benefit from uncontrollable and material non-operating externalities, such as changes in United States tax law. However, in making the 2022 grants, the Compensation Committee concluded that United States tax law was unlikely to change over the 2022 to 2024 performance period, and that EPS Growth would be a more appropriate measure to focus and incentivize management on all profitability levers in their control during this performance period, and that using this measure would also enhance consistency with the measures used under the annual incentive program. The Compensation Committee did provide for adjustments to be made to certain components of the targets in the event of unanticipated, material changes United States tax law within the three-year performance period.

Additional information regarding the financial measures utilized in connection with the performance stock units granted in 2022 to participating executive officers is set forth below:

•

Sixty percent of the performance stock unit target award opportunity is based on “constant currency revenue growth,” which will be calculated by taking the average of our constant currency revenue growth for each year during the Performance Period. “Constant currency revenue growth” means the change in our consolidated net revenues, expressed as a percentage, during a calendar year (the “Comparison Year”), as compared to the previous year (the “Base Year”), adjusted to eliminate the impact of foreign currency exchange rate fluctuations from year to year, as well as the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer term business plan.

If, during the Performance Period, we acquire another entity or all or substantially all of the assets of another entity (an “Acquired Business,” which does not include a distributor that we acquire as part of our “distributor to direct” sales strategy), constant currency revenue growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. Similarly, if we divest any of our businesses (a “Divested Business”) during the Performance Period, constant currency revenue growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs.

We use constant currency revenue growth as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth over the long term. Moreover, by providing for the inclusion in the computation of constant currency revenue growth of Acquired Businesses and exclusion of Divested Businesses (including pro forma inclusion or exclusion for designated pre-acquisition or pre-disposition periods), we seek to focus management on the achievement of effective year-over-year “core” growth throughout the Performance Period. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

As initially granted, the number of stock units underlying a performance stock award is equal to the target number of performance stock units, and 60 percent of the target number of performance stock units granted to an executive are subject to adjustment based to our performance with respect to the constant currency revenue growth financial measure. The actual number of performance stock units ultimately underlying a performance stock award, before giving effect to the RTSR Modifier, could range from a minimum of one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the constant currency revenue growth financial measure; no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the constant currency revenue growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the constant currency revenue growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the constant currency revenue growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the constant currency revenue growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

•

Forty percent of the performance stock unit target award opportunity is based on EPS Growth, which will be calculated based on the growth in our adjusted earnings per share growth for the applicable Performance Period. “Adjusted EPS” is our is our adjusted diluted earnings per share, as reported in our earnings press releases. EPS growth will be further adjusted to reflect the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer-term business plan.

If we acquire an Acquired Business during the Performance Period, adjusted EPS growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business and interest expense related to the purchase price for the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In addition, if we make any contingent consideration payment during the Performance Period with respect to the Acquired Business that is acquired during the Performance Period, adjusted EPS growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest expense related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

If we divest a Divested Business during the Performance Period, adjusted EPS growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business and include interest savings related to the proceeds from divestiture of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divesture occurs. In addition, if we receive a contingent consideration payment during the Performance Period with respect to a Divested Business that is divested during the Performance Period, adjusted EPS growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest savings related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

We use adjusted EPS growth as a performance measure because we believe that it provides a good indication of management’s long-term overall performance with respect to our enterprise, including the results of businesses acquired during the Performance Period, without giving effect to results of businesses that we no longer own. We based the financial measure on our adjusted EPS, as reported in our earnings press releases, because we believe it is a key financial measure used by investors, and by including it as a financial measure for the performance stock units, we can better focus on encouraging performance that addresses investors’ long-term expectations. As is the case with the constant currency revenue growth financial measure, we provide for the inclusion of Acquired Businesses and the exclusion of Divested Businesses to focus on management’s achievement of “core growth,” for which the results of Divested Businesses are not relevant. We adjust for interest expense and interest savings, with respect to contingent consideration payments or receipts related to Acquired Businesses and Divested Businesses, respectively, because they offset variations in year over year results that otherwise may result from the timing of contingent consideration payments.

As is the case with respect to the constant currency revenue growth financial measure, the minimum award with respect to the adjusted EPS growth metric is one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the adjusted EPS growth financial measure (before application of the RTSR Modifier); no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the adjusted EPS growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the adjusted EPS growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the adjusted EPS growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the adjusted EPS growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

After the number of performance stock units underlying a performance stock unit award is determined as set forth above, the number of performance stock units underlying a performance stock award is subject to an adjustment, referred to below as the “RTSR Modifier.” The RTSR Modifier is based on our total stockholder return relative to the total stockholder return of 28 companies, all of which are within the same GICS industry group (Health Care Equipment & Supplies) as Teleflex. These companies, collectively referred to as the “RTSR Peer Group,” are set forth below (as described below, it is possible that, based on subsequent events, a company may be removed from the RTSR Peer Group):

• Abbott Laboratories	• IDEXX Laboratories, Inc.
• ABIOMED, Inc.	• Integra Lifesciences Holding Corporation
• Align Technology, Inc.	• Intuitive Surgical, Inc.
• Baxter International Inc.	• LivaNova PLC
• Becton, Dickinson and Company	• Masimo Corporation
• Boston Scientific Corporation	• Medtronic plc
• The Cooper Companies, Inc.	• NuVasive, Inc.
• DENTSPLY SIRONA Inc.	• Penumbra, Inc.
• DexCom, Inc.	• ResMed Inc.
• Edwards Lifesciences Corporation	• STERIS plc
• Envista Holdings Corporation	• Stryker Corporation
• Globus Medical, Inc.	• Tandem Diabetes Care, Inc.
• Hologic, Inc.	• Zimmer Biomet Holdings, Inc.
• ICU Medical, Inc.

The RTSR Modifier will be applied based on the extent to which our rate of return reflecting stock price appreciation of our common stock from January 1, 2022 to December 31, 2024 exceeds/trails the rate of return reflecting stock price appreciation of the common stock (or equivalent security) of each of the RTSR Peer Group companies during the same period. For the purposes of this calculation, the price of our common stock and the stock price of the companies in the RTSR Peer Group will be based upon the average of the stock price on the principal stock exchange on which the stock is traded for the 20 trading days immediately preceding the first and last day of the Performance Period. Based upon the percentage of RTSR Peer Group companies whose total stockholder return is exceeded by our total stockholder return during the three-year Performance Period (the “RTSR

Ranking”), the number of performance stock units that would vest solely as a result of financial measure performance will be modified as follows:

Teleflex RTSR Ranking	Percentage Modification of PSUs Underlying a PSU Award
< 25% 25% to 40% > 40% to 60% > 60% to 75% > 75%	- 25% - 25% to 0%* 0% 0% to 25%* 25%

* Amounts within the indicated ranges will be determined using linear interpolation.

The RTSR Peer Group will be subject to the following adjustments:

•

If a RTSR Peer Group company files for bankruptcy and/or liquidation or is operating under bankruptcy protection (each of which is referred to below as a “bankruptcy event”), it will be deemed to have a total stockholder return during the Performance Period of minus 100%.

•

If a RTSR Peer Group company is acquired and is no longer existing as a public company whose stock is traded on its primary stock exchange (other than due to a bankruptcy event), it will be removed from the RTSR Peer Group.

A RTSR Peer Group company will continue to be included in the RTSR Peer Group so long as its shares remain publicly traded. If, as a result of a reorganization of a RTSR Peer Group member, an entity is a successor to all or substantially all of the primary business of the RTSR Peer Group member, that entity will be deemed to be a Peer Group member, subject to the adjustments described above. No companies will be added to the RTSR Peer Group during the Performance Period.

We included the RTSR Modifier with respect to the calculation of the number of shares, if any, to be provided upon vesting of the performance stock units because we wanted the ultimate number of shares underlying the performance stock units to be based in part on the performance of our common stock, thereby directly aligning management incentives with long-term stockholder returns. We based the RTSR Modifier on return relative to other companies to reduce the impact of changes in general market conditions that are outside of management’s control. Such changes could have a meaningful impact if we measured the total stockholder return of our common stock on an absolute basis (i.e., without reference to the total stockholder return of other companies). In addition, we selected the RTSR Peer Group to avoid penalizing or rewarding management with respect to industry-wide conditions generally affecting the members of the RTSR Peer Group.

Our May 2022 grant of performance stock units to the named executive officers was based upon 20 percent of their respective target total equity incentive compensation opportunity. Each performance stock unit is converted into one share of our common stock upon vesting. For purposes of determining the number of performance stock units granted to each named executive officer, we valued the performance stock units at $324.22 per unit. This value was determined using a Monte Carlo valuation model, which simulates a range of possible future stock prices for Teleflex and the companies in the RTSR Peer Group, considering the probable outcome with respect to performance conditions over the Performance Period to determine value related to the RTSR Modifier. However, in contrast to the valuation used to determine the number of performance stock units to be granted to each named executive officer, the dollar amounts for performance stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See Note 2 to the Summary Compensation Table for additional information.

The number of performance stock units underlying a performance stock award initially were determined based on the target award, without giving effect to the RTSR Modifier. However, as described above, the number of performance stock units, if any, that ultimately will underlie a performance stock unit award (and be converted upon vesting into our common stock, on a one share per performance stock unit basis) will be adjusted based on our actual performance with respect to the two financial measures and the application of the RTSR Modifier.

The named executive officers received the respective numbers of performance stock units, based on target performance and without giving effect to the RTSR Modifier, set forth in the table below:

Name	Target Number of PSUs
Liam J. Kelly	3,701
Thomas E. Powell	1,342
Jay K. White	771
Cameron P. Hicks	466
James P. Winters	493

Our Equity Grant Practices

Stock options, restricted stock units and performance stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Our restricted stock units generally vest on the third anniversary of the date of grant and, to the extent that they vest, the performance stock units granted in 2022 to our named executive officers also vest on the third anniversary of the date of grant. We believe that these vesting terms provide our executives with a meaningful incentive for continued employment. The Board has delegated to Mr. Kelly, as the sole member of the Non-Executive Equity Awards Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. These equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance, reimbursement for financial planning services, term life insurance coverage and executive physical examinations. In addition, we provide to Mr. Kelly personal use of our corporate aircraft for up to a maximum of 50 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $190,000. We also provide to Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $95,000. Messrs. Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of Messrs. Kelly, Powell, White and Hicks provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or “cause” (as defined in the severance agreements) or if he terminates employment for “good reason” (as defined in the severance agreements), except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” (as defined in the severance agreements) following termination of 24 months for each of Messrs. Kelly and Powell, and nine to 12 months for each of Messrs. White and Hicks, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”); for this purpose, target performance will be assumed with respect to any individual performance component. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

Mr. Winters, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide him with six months prior notice of termination of his employment (the “notice period”), and we may choose to relieve him of his employee duties during the notice period while continuing to provide salary and contractual benefits to him. Our severance agreement with Mr. Winters provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide him base salary during a “severance compensation period” of nine to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, his severance compensation period is reduced by the term of the notice period. If applicable, Mr. Winters also is eligible to receive a pro-rated payment of his annual incentive award for a performance period if he receives his notice of termination before the last day but after completion of at least six months of the performance period; for this purpose, target performance will be assumed with respect to any individual performance component. Mr. Winters’ severance agreement also provides for continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or “cause” (as defined in the change in control agreements), or if the executive terminates employment for “good reason” (as defined in the change in control agreements), in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Kelly, two years for Mr. Powell, and 18 months for Messrs. White, Winters and Hicks) following termination (or, in the case of Mr. Winters, following the issuance of a notice of termination, subject to reduction if he receives certain benefits under his contract of employment or under Irish law). In addition, such payments include specified multiples (generally, three times for Mr. Kelly, two times for Mr. Powell, and 1.5 times for Messrs. White, Winters and Hicks) of the target bonus that would be payable under any company cash bonus plan in the year following termination (in the case of Mr. Winters, the target bonus that would be payable in the year following the year in which his notice of termination is given). The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Mr. Winters, prior to the date his notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.

For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which U.S.-based executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit and performance stock unit awards. Each of our named executive officers, other than Mr. Winters, is eligible to participate in the Deferred Compensation Plan. Mr. Winters participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of base salary, depending upon the level of his contributions under the plan.

In addition, the named executive officers, other than Mr. Winters, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Kelly and Powell and three percent for Messrs.

White and Hicks), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the narrative and table under “Nonqualified Deferred Compensation — 2021” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. As a result, all compensation we pay to specified executive officers is subject to the deductibility limit. The deductibility of stock-based compensation is uncertain at the time of grant due to the fact that such determination is made subsequent to the grant date and is based on the income of such executive officers in those subsequent periods. Nevertheless, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

CLAWBACK POLICY

Under our Policy Regarding Recoupment of Executive Incentive-Based Compensation, the Board may, to the extent permitted by governing law, direct us to recover or cancel all or a portion of any incentive-based compensation awarded to any of our current or former executive officers (defined to include, for this purpose, any current or former chief accounting officer) based upon the achievement of certain financial results if:

•

the financial results upon which the award was based were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;

•	the current or former executive officer engaged in fraud, willful misconduct or gross negligence that was a significant contributing factor in causing the restatement; and

•	a lower award would have been made to the current or former executive officer based upon the restated financial results.

The amount of incentive-based compensation that we may seek to recover is, to the extent permitted by applicable law and subject to the discretion of the Board, the amount received by the current or former executive officer during the three-year period preceding the date on which we are required to prepare an accounting restatement that is in excess of the amount that the current or former executive officer would have received under the accounting restatement.

In determining whether to require a current or former executive officer to reimburse us or forfeit an award, and, if required, the amount of any such reimbursement or forfeiture, the Board may take into account such considerations as it deems appropriate. The Board also may delegate one or more of its duties or powers under the policy to one or more committees of the Board consisting solely of independent directors.

Any recoupment under the policy will be in addition to, and will not preclude, any other remedies that may be available to Teleflex.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of stock ownership value as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

For purposes of satisfying the guidelines, the value of common stock owned by the executive and members of his or her immediate family who reside with the executive, and the value attributable to shares in our 401(k) plan and restricted stock units, including restricted stock units as to which settlement has been deferred under our deferred compensation plan, are included in the aggregate number of shares held by the executive. Shares underlying stock options and unvested performance stock units are not included in the calculation. Each of our executive officers has until five years after the date of his or her appointment or promotion to an executive officer position to satisfy the required stock ownership value. As of December 31, 2022, each of our named executive officers had satisfied the applicable stock ownership level or had additional time to do so in accordance with the policy.

PLEDGING AND HEDGING POLICIES

We have a policy that prohibits our directors and executive officers, as well as certain other individuals who may be designated from time to time, from (i) purchasing Teleflex securities on margin, or borrowing against any account in which Teleflex securities are held, or pledging Teleflex securities as collateral for a loan, and (ii) trading in options, warrants, puts and calls or similar instruments on Teleflex’s securities or selling such securities “short,” as well as from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Teleflex’s equity securities.

2022 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2022 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2022 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 92.2 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2022.

COMPENSATION COMMITTEE

GEORGE BABICH, JR., CHAIR

ANDREW A. KRAKAUER		STUART A. RANDLE

SUMMARY COMPENSATION TABLE – 2022

The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer, and with respect to each of our three other most highly compensated executive officers during 2022, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Liam J. Kelly Chairman, President and Chief Executive Officer	2022 2021 2020	$1,023,077 $981,539 $943,404	$127,885 $122,692 $650,949	$2,683,159 $2,664,264 $1,975,833	$3,502,779 $3,000,606 $2,343,414	$539,826 $1,684,260 $216,983	– – –	$313,735 $220,273 $197,766	$8,190,461 $8,673,634 $6,328,349

Thomas E. Powell Executive Vice President and Chief Financial Officer	2022 2021 2020	$609,120 $591,378 $594,287	$45,684 $62,095 $267,429	$972,869 $958,430 $818,224	$1,269,727 $1,079,624 $970,502	$192,841 $608,862 $89,143	$744 $634 $8,914	$190,181 $174,546 $128,458	$3,281,166 $3,475,569 $2,876,957

Jay K. White(8) Corporate Vice President and President, Global Commercial	2022 2021	$584,577 $562,692	$36,828 $55,144	$559,006 $359,209	$729,734 $404,483	$172,733 $540,706	$139 $40	$72,725 $71,990	$2,155,742 $1,994,264

James P. Winters(9) Corporate Vice President, Manufacturing and Supply Chain	2022 2021 2020	$371,617 $370,104 $367,976	$28,615 $32,199 $26,649	$357,460 $277,986 $203,500	$467,001 $313,121 $241,500	$119,482 $289,724 $120,541	– – –	$64,878 $66,449 $64,685	$1,409,053 $1,349,583 $1,024,931

Cameron P. Hicks Corporate Vice President and Chief Human Resources Officer	2022 2021 2020	$388,094 $371,381 $354,543	$23,286 $30,082 $106,363	$337,810 $331,862 $251,725	$440,728 $373,648 $298,576	$98,293 $305,887 $35,454	– – –	$55,011 $64,104 $47,450	$1,343,222 $1,476,964 $1,094,111

(1)

The amounts shown in this column reflect the actual amount of base salary paid to the named executive officers. The amount of salary actually received in any year may differ from the named executive officer’s annual base salary amount due to the number of payroll periods in the year and the timing of changes in base salary. Messrs. Kelly, Powell, White and Hicks deferred $81,846, $30,456, $116,915 and $11,643, respectively, of their 2022 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information.

(2)

The amounts shown in this column represent the amounts we paid each of the named executive officers in respect of the achievement of individual performance objectives under our 2022 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2022 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell and White deferred $12,788, $13,705 and $3,683, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information.

(3)

The amounts shown in this column include the aggregate grant date fair value of the restricted stock units and performance stock units we granted to each of the named executive officers in 2022, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC. See “Grants of Plan-Based Awards – 2022” for additional information.

The grant date fair value of the performance stock units granted to the named executive officers, without application of the RTSR Modifier and assuming (i) the target level of performance will be achieved and (ii) the maximum payout level of performance will be achieved, determined in accordance with ASC Topic 718, is set forth in the table below.

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Liam J. Kelly	$1,114,001	$2,228,002
Thomas E. Powell	$ 403,942	$ 807,884
Jay White	$ 232,071	$ 464,142
James P. Winters	$ 148,393	$ 296,786
Cameron P. Hicks	$ 140,266	$ 280,532

(4)

The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2022, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC. See “Grants of Plan-Based Awards – 2022” for additional information.

(5)

The amounts shown in this column represent the amounts we paid to each of the named executive officers in respect of the achievement of financial and operational performance metrics under our 2022 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2022 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell and White deferred $53,983, $57,852 and $17,273, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information.

(6)

The amounts shown in this column with respect to Messrs. Powell and White reflect above-market interest earned in 2022 in respect of deferred compensation under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information.

(7)

The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s defined contribution retirement plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Kelly, Powell, White and Hicks, the amounts shown in this column also include the non-elective and matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are based either on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. White, Hicks and Winters). The amount set forth below with respect to the costs we incurred to provide Messrs. Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Kelly	$15,250	$156,944	$5,760	$135,782
Mr. Powell	$15,250	$67,028	$3,507	$104,396
Mr. White	$15,250	$43,800	$3,365	$10,310
Mr. Winters	$44,594	–	$952	$19,332
Mr. Hicks	$15,250	$24,215	$2,236	$10,310

(a)

The amounts shown in this column include the following benefits: (a) for Mr. Kelly, $93,230 in incremental costs we incurred to provide him with personal use of our aircraft, $36,416 in incremental costs we incurred to provide him with use of a company automobile, $3,025 in costs we incurred in connection with financial planning services, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers; (b) for Mr. Powell, $69,397 in incremental costs we incurred to provide him with personal use of our aircraft, $26,889 in incremental costs we incurred to provide the use of a company automobile, $8,000 in incremental costs we incurred in connection with financial planning services and lesser amounts in respect of a de minimis gift provided to senior managers; (c) for Mr. White, an automobile allowance of $10,200 and lesser amounts in respect of a de minimis gift provided to senior managers; (d) for Mr. Winters, an automobile allowance of $19,215 and lesser amounts in respect of a de minimis gift provided to senior managers; and (e) for Mr. Hicks, an automobile car allowance of $10,200, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of a de minimis gift provided to senior managers.

(8)	Mr. White was initially designated as an executive officer in February 2021.

(9)

We pay Mr. Winters’ cash compensation in euros. The amounts reported for him in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns (with respect to amounts included in that column other than amounts in the “Stock Awards” and “Option Awards” column) were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used for 2022 was 1.06749 dollars per euro.

GRANTS OF PLAN-BASED AWARDS – 2022

The following table sets forth information regarding our grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2022.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
L. Kelly	2/22/2022 3/1/2022 3/1/2022 5/25/2022	2/22/2022 2/22/2022 2/22/2022 5/23/2022	$319,712 – – –	$1,278,846 – – –	$2,557,692 – – –	– – – 37	– – – 3,701	– – – 9,253	– – 4,766 –	– 39,063 – –	– $333.24 – –	– $3,502,779 $1,569,158 $1,114,001

T. Powell	2/21/2022 3/1/2022 3/1/2022 5/25/2022	2/21/2022 2/21/2022 2/21/2022 5/23/2022	$114,210 – – –	$456,840 – – –	$913,680 – – –	– – – 13	– – – 1,342	– – – 3,355	– – 1,728 –	– 14,160 – –	– $333.24 – –	– $1,269,727 $568,927 $403,942

J. White	2/21/2022 3/1/2022 3/1/2022 5/25/2022	2/21/2022 2/21/2022 2/21/2022 5/23/2022	$102,301 – – –	$409,204 – – –	$818,408 – – –	– – – 8	– – – 771	– – – 1,928	– – 993 –	– 8,138 – –	– $333.24 – –	– $729,734 $326,935 $232,071

J. Winters	2/21/2022 3/1/2022 3/1/2022 5/25/2022	2/21/2022 2/21/2022 2/21/2022 5/23/2022	$65,033 – – –	$260,132 – – –	$520,264 – – –	– – – 5	– – – 493	– – – 1,233	– – 635 –	– 5,208 – –	– $333.24 – –	– $467,001 $209,067 $148,393

C. Hicks	2/21/2022 3/1/2022 3/1/2022 5/25/2022	2/21/2022 2/21/2022 2/21/2022 5/23/2022	$58,214 – – –	$232,856 – – –	$465,712 – – –	– – – 5	– – – 466	– – – 1,165	– – 600 –	– 4,915 – –	– $333.24 – –	– $440,728 $197,544 $140,266

(1)

Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2022 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2022 Compensation,” for additional information regarding the annual incentive awards.

(2)

Represents the threshold, target and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted to each named executive officer under our 2014 Stock Incentive Plan. See the section entitled “Equity Incentive Compensation – Performance Stock Units” under “Compensation Discussion and Analysis – 2022 Compensation” for additional information regarding the performance stock units. The threshold amount assumes the maximum reduction in PSUs underlying the PSU award after application of the RTSR Modifier, and the maximum amount assumes the maximum increase in PSUs underlying the PSU award after application of the RTSR Modifier.

(3)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2022 Compensation,” for additional information regarding the restricted stock units.

(4)

The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2022 Compensation,” for additional information regarding the stock option awards.

(5)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the effective date of grant.

(6)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units, performance stock units and option awards granted in 2022, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2022

The following table sets forth information with respect to the outstanding stock options, unvested restricted stock units and unvested performance stock units held by each named executive officer on December 31, 2022.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
L. Kelly	5/25/2022	–	–	–	–	–	–	3,701	$923,881
	3/1/2022	–	–	–	–	4,766	$1,189,737	–	–
	3/1/2022	–	39,063	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	2,833	$707,202
	3/2/2021	–	–	–	–	3,694	$922,133	–	–
	3/2/2021	9,634	19,268	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	2,397	$598,363
	2/25/2020	–	–	–	–	3,215	$802,560	–	–
	2/25/2020	20,914	10,457	$348.11	2/25/2030	–	–	–	–
	2/26/2019	35,273	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	34,676	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	29,163	–	$191.18	2/28/2027	–	–	–	–
	5/3/2016	3,366	–	$157.46	5/3/2026	–	–	–	–
	3/1/2016	33,211	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	7,380	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	29,084	–	$121.00	2/25/2025	–	–	–	–
	4/1/2014	3,081	–	$107.47	4/1/2024	–	–	–	–
	2/26/2014	23,175	–	$101.12	2/26/2024	–	–	–	–
	3/14/2013	3,579	–	$82.26	3/14/2023	–	–	–	–
	2/26/2013	6,040	–	$78.62	2/26/2023	–	–	–	–

T. Powell	5/25/2022	–	–	–	–	–	–	1,342	$335,003
	3/1/2022	–	–	–	–	1,728	$431,361	–	–
	3/1/2022	–	14,160	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	1,019	$254,373
	3/2/2021	–	–	–	–	1,329	$331,758	–	–
	3/2/2021	3,466	6,933	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	993	$247,883
	2/25/2020	–	–	–	–	1,331	$332,258	–	–
	2/25/2020	8,661	4,331	$348.11	2/25/2030	–	–	–	–
	2/26/2019	16,574	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	15,660	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	21,872	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	31,882	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	4,613	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	9,339	–	$121.00	2/25/2025	–	–	–	–

J. White	5/25/2022	–	–	–	–	–	–	771	$192,465
	3/1/2022	–	–	–	–	993	$247,883	–	–
	3/1/2022	–	8,138	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	382	$95,359
	3/2/2021	–	–	–	–	498	$124,316	–	–
	3/2/2021	1,298	2,598	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	306	$76,387

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
	2/25/2020	–	–	–	–	411	$102,598	–	–
	2/25/2020	2,673	1,337	$348.11	2/25/2030	–	–	–	–
	2/26/2019	3,676	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	3,356	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	5,468	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	4,428	–	$144.79	3/1/2026	–	–	–	–

J. Winters	5/25/2022	–	–	–	–	–	–	493	$123,068
	3/1/2022	–	–	–	–	635	$158,515	–	–
	3/1/2022	–	5,208	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	296	$73,890
	3/2/2021	–	–	–	–	385	$96,108	–	–
	3/2/2021	1,005	2,011	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	247	$61,659
	2/25/2020	–	–	–	–	331	$82,628	–	–
	2/25/2020	2,156	1,078	$348.11	2/25/2030	–	–	–	–
	2/26/2019	3,214	–	$288.38	2/26/2029	–	–	–	–
	4/23/2018	1,729	–	$271.70	4/23/2028	–	–	–	–

C. Hicks	5/25/2022	–	–	–	–	–	–	466	$116,328
	3/1/2022	–	–	–	–	600	$149,778	–	–
	3/1/2022	–	4,915	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	353	$88,119
	3/2/2021	–	–	–	–	460	$114,830	–	–
	3/2/2021	1,199	2,400	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	305	$76,137
	2/25/2020	–	–	–	–	410	$102,348	–	–
	2/25/2020	2,664	1,333	$348.11	2/25/2030	–	–	–	–
	2/26/2019	5,100	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	5,358	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	8,056	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	10,999	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	3,001	–	$121.00	2/25/2025	–	–	–	–

(1)	All stock options vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock units fully vest on the third anniversary of the grant date.

(3)

The amounts set forth in this column represent the market value of the unvested restricted stock units held by the named executive officer based on a market price of $249.63 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 30, 2022, the last trading day of 2022.

(4)

Subject to the actual level of performance achieved, performance stock units granted in (a) 2020 vested on February 25, 2023, and (b) 2021 and 2022 will vest on the third anniversary of the grant date.

(5)

Assumes that target performance is achieved with respect to the performance stock units, without application of the RTSR Modifier. If maximum performance is achieved (including the maximum increase in performance stock units after application of the RTSR Modifier), the number of shares (and market value of such shares) to be issued following vesting of performance stock units is as follows:

	2022 Performance Stock Units		2021 Performance Stock Units		2020 Performance Stock Units
Name	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares
L. Kelly	9,253	$2,309,826	7,083	$1,768,129	5,993	$1,496,033
T. Powell	3,355	$837,509	2,548	$636,057	2,483	$619,831
J. White	1,928	$481,287	955	$238,397	765	$190,967
J. Winters	1,233	$307,794	740	$184,726	618	$154,271
C. Hicks	1,165	$290,819	883	$220,423	763	$190,468

The market value of the unvested performance stock units is calculated based on a market price of $249.63 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 30, 2022, the last trading day of 2022. In February 2023, our Compensation Committee determined that the minimum thresholds established with respect to the performance criteria under the performance stock unit awards issued in 2020 had not been achieved and, as such, no shares vested with respect to such awards.

OPTION EXERCISES AND STOCK VESTED – 2022

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Liam J. Kelly	16,343	$2,794,817	3,993	$1,369,639
Thomas E. Powell	–	–	1,877	$643,830
Jay K. White	–	–	417	$147,837
James P. Winters	–	–	427	$141,663
Cameron P. Hicks	–	–	577	$197,917

(1)

The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock unit and performance stock unit awards that vested in 2022. Mr. Kelly deferred 994 of these shares into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2022” for additional information.

(3)

The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units and performance stock units that vested; the restricted stock units and performance stock unity were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit and performance stock unit held.

NONQUALIFIED DEFERRED COMPENSATION — 2022

We maintain our Deferred Compensation Plan, under which executives, including certain of the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units and performance stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit and performance stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Kelly and Powell and three percent with respect to all other executives eligible to receive non-elective contributions, including Messrs. White and Hicks) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2022. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Fund Name	Rate of Return
Vanguard Federal Money Market Investor Fund	1.55%
Teleflex Fixed Rate Fund	2.66%
Vanguard Total Bond Market Index Fund Admiral Shares	-13.16%
Metropolitan West Total Return Bond Fund Plan Class	-14.69%
Vanguard Inflation-Protected Securities Fund Admiral Shares	-11.89%
Vanguard Lifestrategy Income Fund Investor Shares	-13.93%
Vanguard Lifestrategy Conservative Growth Fund Investor Shares	-14.99%
Vanguard Lifestrategy Moderate Growth Fund Investor Shares	-16.00%
Vanguard Wellington Fund Admiral Shares	-14.26%
Vanguard Lifestrategy Growth Fund Investor Shares	-17.09%
Delaware Value Fund Class R6	-4.86%
Vanguard 500 Index Fund Admiral Shares	-18.15%
Vanguard U.S. Growth Fund Admiral Shares	-39.58%
Vanguard Mid-Cap Index Fund Admiral Shares	-18.71%
Vanguard Strategic Equity Fund Investor Shares	-15.51%
JPMorgan Small Cap Equity Fund Class R6	-15.88%
Vanguard Small-Cap Index Fund Admiral Shares	-17.61%

Fund Name	Rate of Return
Vanguard Explorer Fund Admiral Shares	-23.10%
American Funds New Perspective Fund Class R-6	-25.62%
Vanguard Total World Stock Index Admiral Shares	-18.01%
Vanguard Total International Stock Index Fund Admiral Shares	-16.01%
Vanguard International Growth Fund Admiral Shares	-30.79%
American Funds New World Fund Class R-6	-21.75%
Vanguard Real Estate Index Fund Admiral Shares	-26.20%
Teleflex Stock Fund	-23.84%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2022 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(4)
Liam J. Kelly	$603,493	$156,944	-$817,005	–	$3,206,230
Thomas E. Powell	$164,647	$67,028	-$388,435	–	$1,588,546
Jay K. White	$236,085	$43,800	-$87,885	–	$517,194
James P. Winters	–	–	–	–	–
Cameron P. Hicks	$11,643	$24,215	-$62,011	–	$305,120

(1)

The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Kelly, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Kelly, the amounts set forth in this column consist of cash compensation amounts and shares issued upon the vesting of restricted stock unit and performance stock unit awards deferred by Mr. Kelly. The value of the restricted stock unit and performance stock unit awards deferred by Mr. Kelly was calculated based on the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of shares underlying the restricted stock unit and performance stock unit awards that vested. The cash compensation amounts reflected in the table are included in the Summary Compensation Table for 2022 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)

The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Kelly, Powell, White and Hicks in the amounts of $126,251, $48,754, $26,263 and $12,572, respectively. Matching contributions made for Messrs. Kelly, Powell, White and Hicks were $30,692, $18,274, $17,537 and $11,643, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2022.

(3)

The amounts set forth in this column consist of aggregate interest or other earnings or losses accrued during 2022 for each named executive officer’s account. With respect to Messrs. Powell and White, the amount set forth in this column also includes above-market earnings of $744 and $139, respectively, which are included in the Summary Compensation Table for 2022 in the “Change in Nonqualified Deferred Compensation Earnings” column.

(4)

The following amounts were reported in the Summary Compensation Table in prior years: Mr. Kelly, $638,995 (2015 through 2021); Mr. Powell, $547,529 (2013 through 2021); Mr. White, $35,087 (2021); and Mr. Hicks $86,409 (2016 and 2018 through 2021).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2022. The information in this section does not include information relating to the following:

•

distributions under our deferred compensation plan, other than enhanced payments in connection with a change in control (see “Nonqualified Deferred Compensation – 2022” for information regarding this plan);

•	restricted stock units, performance stock units and shares underlying options that vested prior to the termination event (see the “Outstanding Equity Awards at Fiscal Year-End – 2022” table);

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Messrs. Kelly and Powell and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. White, Hicks and Winters (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2022); provided that, in the case of Mr. Winters, the severance period will be reduced by any contractual notice period to which he is entitled under his employment agreement and the amount of his base salary payment will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day (or, in the case of Mr. Winters, if a notice of termination of employment is issued to him before the last day), but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Winters, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if he continued to participate);

•

with respect to Messrs. Kelly and Powell, a payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the automobile utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Winters and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2022.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
L. Kelly	$2,060,000	$667,711	$39,341	$12,456	$57,266	$20,000	$2,856,774
T. Powell	$1,226,483	$238,525	$39,341	$7,585	$38,075	$20,000	$1,570,009
J. White	$590,000	$209,562	$19,577	$3,638	–	$20,000	$842,777
J. Winters(7)	$282,762	$148,096	$4,761	$714	–	$19,215	$455,548
C. Hicks	$293,040	$121,579	$10,251	$1,813	–	$20,000	$446,683

(1)

The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2022, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Winters and Hicks, nine months.

(2)

The amounts set forth in this column reflect the actual cash incentive award each executive received for 2022, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2022 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Winters and Hicks, nine months.

(4)

The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2022 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Winters and Hicks, nine months.

(5)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2022, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

(7)

The amounts shown for Mr. Winters, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 1.06749 dollars per euro, which was the exchange rate in effect as of December 31, 2022.

Change-in-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination (or, in the case of Mr. Winters, in the year in which a notice of termination is given), the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan (or, in the case of Mr. Winters, the number of days during the applicable performance period prior to the date on which a notice of termination is given);

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment (or, in the case of Mr. Winters, in the year in which a notice of termination is given), which period is equal to three years for Mr. Kelly, two years for Mr. Powell and 18 months for Messrs. White, Hicks and Winters (the “CIC Severance Period”), provided that, in the case of Mr. Winters, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;

•

in the case of Messrs. Kelly and Powell, annual payments during the applicable CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (collectively, the “Target Award”); and in the case of Messrs. White, Hicks and Winters, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to 50 percent of the Target Award;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage the executive last elected for himself or herself, and the executive’s spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Kelly, Powell, White and Hicks, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Kelly, two additional years of service, in the case of Mr. Powell, and 18 months of additional service, in the case of Messrs. White and Hicks; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

Our 2014 Stock Incentive Plan and 2008 Stock Incentive Plan provide that, on the date of a change in control, all unvested stock options will immediately vest. In addition, in the event of the termination of employment of an option holder within two years following a change in control for any reason other than death, retirement, disability or termination for cause, each vested stock option will remain exercisable until the first to occur of the third anniversary of termination (or any later date on which the stock option can be exercised under its terms) or the expiration if the stock option. Notwithstanding the foregoing, the Board or Board committee administering the plan may determine that, upon the occurrence of a change in control, all stock options will terminate within a specified number of days and/or that each option holder will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the change in control over the exercise price of the stock option. The 2014 Stock Incentive Plan also provides that, upon a change in control, all conditions and restrictions applicable to restricted stock units and performance stock units will lapse and the restricted stock units and performance stock units will be fully vested (in the case of the performance stock units, such vesting will be based on target performance).

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive in connection with a change in control under the documents described above, assuming the triggering event under the agreements occurred on December 31, 2022.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Equity Awards(2)	Health Benefits(3)	Auto- mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
L. Kelly	$3,090,000	$4,530,211	$5,143,876	$61,136	$85,899	$378,754	$20,000	$13,309,876
T. Powell	$1,226,483	$1,158,387	$1,932,635	$51,301	$47,594	$97,508	$20,000	$4,533,908
J. White	$885,000	$829,062	$839,006	$41,202	–	$39,394	$20,000	$2,653,664
J. Winters(7)	$565,524	$543,963	$595,867	$12,696	–	–	$20,000	$1,738,050
C. Hicks	$586,080	$473,227	$647,540	$28,747	–	$18,858	$20,000	$1,774,452

(1)

The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2022, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Kelly, three years; Mr. Powell, two years; and Messrs. White, Winters and Hicks, 18 months.

(2)

The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options, and upon vesting and conversion of unvested restricted stock units and target amount of performance stock units held by the named executive officer as of December 31, 2022. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the shares of our common stock the named executive officer would receive following vesting and conversion of restricted stock units and performance stock units is equal to the aggregate market value of such shares. The market value was based on a price of $249.63 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 30, 2022, the last trading day of 2022.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2022.

(4)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2022, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the automobile allowance will be provided: Mr. Kelly, three years; Mr. Powell, two years.

(5)

The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Kelly in 2022; two times the amount of such non-elective contribution for the account of Mr. Powell in 2022; and one and one-half times the amount of such non-elective contributions for the account of Messrs. White and Hicks in 2022.

(6)

The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

(7)

The amounts shown for Mr. Winters for benefits, other than the vesting of unvested equity awards, have been converted from euros to U.S. dollars using an exchange rate of 1.06749 dollars per euro, which was the exchange rate in effect as of December 31, 2022.

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Mr. Kelly, our Chief Executive Officer, to the median of the annual total compensation of our employees other than Mr. Kelly. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Kelly’s annual total compensation to that of the median employee. For 2022, our last completed fiscal year:

•	Mr. Kelly’s annual total compensation was $8,190,461.

•	Our median employee’s annual total compensation was $32,939.

•	The ratio of Mr. Kelly’s annual total compensation to our median employee’s annual total compensation was 249 to 1.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. In addition, for purposes of providing our pay ratio disclosure, SEC rules allow us to identify our median employee once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact our prior year’s pay ratio disclosure, and thus used the same median employee that we identified in 2021.

Methodology

Date Used to Determine Employee Population and Median Employee

For purposes of identifying the median employee, we selected October 1, 2021 to be the date as of which we would determine our employee population.

Composition of Employee Population

We determined that, as of October 1, 2021, we had 14,125 employees globally. Of that amount, 3,667 were U.S. employees and 10,458 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 630 employees (approximately 4.5% of our employees) located in 21 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	36
Belgium	18
Brazil	10
Canada	34
Chile	10
Colombia	14
Greece	27
Japan	85
South Korea	35
Netherlands	23
New Zealand	8
Poland	16

Country	No. of Employees
Portugal	3
Singapore	76
Slovakia	5
South Africa	43
Spain	67
Switzerland	12
Taiwan	25
Thailand	15
United Kingdom	68
Total	630

After excluding the employees listed above, we determined the identity of our median employee from a population of 13,495 employees, including 3,667 U.S. employees and 9,828 non-U.S. employees.

Pay Data Used

To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2020 to September 30, 2021. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions, and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2020 to September 30, 2021. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2020 to September 30, 2021.

The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and after giving effect to the cost-of-living adjustment described below, is the median employee for purposes of the comparison to Mr. Kelly’s annual total compensation.

Cost of Living Adjustments

As part of the methodology that we used to identify the median employee, we made cost of living adjustments to the compensation of non-U.S. employees to reflect the cost of living in the U.S., where Mr. Kelly resides. The cost-of-living adjustments were made through application of purchasing power parity conversion ratios that were obtained from [numbeo.com], a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. Had we not made the cost-of-living adjustments with respect to our non-U.S. employees, we would have had a different median employee who works in the Czech Republic and whose annual total compensation would have been $15,388. As a result, the ratio of Mr. Kelly’s compensation to the median employee’s compensation would have been 532 to 1.

PAY VERSUS PERFORMANCE
The following table reports the compensation of our principal executive officer (PEO) and the average compensation of the other named executive officers (Non-PEO NEOs) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules. The Compensation Committee does not utilize “compensation actually paid” as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the “Compensation Discussion and Analysis” section of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table (“SCT”) Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average SCT Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	Constant Currency Revenue (6)
2022	$8,190,461	$4,544,685	$2,047,296	$1,347,223	$67.16	$112.36	$363,139,000	$2,842,500,000
2021	$8,673,634	$4,238,150	$2,074,095	$1,231,022	$87.92	$142.45	$485,374,000	$2,811,700,000
2020	$6,328,349	$4,827,257	$1,603,056	$1,215,470	$109.75	$118.81	$335,324,000	$2,519,600,000

(1)	Liam J. Kelly was our principal executive officer in each of 2022, 2021 and 2020.

(2)	The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Summary Compensation Table (“SCT”) Total for PEO” column:

	2022	2021	2020
Deductions for amounts reported under the “Stock Awards” column of the SCT	$2,683,159	$2,664,264	$1,975,833
Deductions for amounts reported under the “Option Awards” column of the SCT	$3,502,779	$3,000,606	$2,343,414
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$4,247,471	$4,025,539	$5,248,152
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(2,033,539)	$(2,366,658)	$(1,025,440)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$326,230	$(429,495)	$(1,404,556)

(3)
Our named executive officers, other than our principal executive officer, for (a) 2022 and 2021 were Thomas E. Powell, Jay K. White, Cameron P. Hicks and James P. Winters; and (b) 2020 were Thomas E. Powell, James J. Leyden, Cameron P. Hicks and James P. Winters.

(4)	The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Average SCT Total for Non-PEO NEOs” column:

	2022	2021	2020
Deductions for change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation” column of the SCT	–	–	$3,306
Deductions for amounts reported under the “Stock Awards” column of the SCT	$556,786	$481,872	$412,719
Deductions for amounts reported under the “Option Awards” column of the SCT	$726,798	$542,719	$489,640
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$881,351	$728,082	$1,096,461
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(362,564)	$(468,507)	$(187,684)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$64,724	$(78,058)	$(390,698)

(5)
The peer group used to determine the total shareholder return values included in this column was the S&P 500 Healthcare Equipment & Supply Index. Total shareholder return (TSR) is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last fiscal day in 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

(6)	Constant Currency Revenue is the amount of our consolidated revenues for a given year, adjusted to eliminate the effect of foreign currency exchange rate fluctuations for such year.
Financial Performance Measures
The most important financial performance measures we use to link compensation actually paid to our Named Executives Officers, for the most recently completed fiscal year, to company performance are as follows:

•	Constant Currency Revenue

•	Adjusted Earnings Per Share

•	Adjusted Operating Cash Flow
For a discussion regarding the manner in which these financial performance measures are tied to the compensation of our named executive officers, see “2022 Compensation” under the “Compensation Discussion and Analysis” section of this proxy statement.
Pay Versus Performance Relationship
The following graphs are intended to provide a comparison of the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO
NEOs over each of the years included in the Pay Versus Performance table above to the metrics set forth in the graphs below.

*	Peer group used to determine total shareholder return values included in this graph was the S&P 500 Healthcare Equipment & Supply Index.
Comparison of Total Shareholder Return
Assumes Initial Investment of $100

6
0

6
1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2023 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Outstanding Common Stock(b)
T. Rowe Price Investment Management, Inc.	8,633,473		18.39%
100 E. Pratt Street
Baltimore, MD 21202 (c)

The Vanguard Group, Inc.	5,420,563		11.55%
100 Vanguard Boulevard
Malvern, PA 19355 (d)

BlackRock, Inc.	3,969,361		8.46%
55 East 52nd Street
New York, NY 10022 (e)

Wellington Management Group LLP	3,092,719		6.59%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210(f)

Morgan Stanley	2,525,191		5.38%
1585 Broadway
New York, NY 10036 (g)

George Babich, Jr.	18,414	(h)	*
Candace H. Duncan	16,793	(i)	*
Gretchen R. Haggerty	13,412	(j)	*
John C. Heinmiller	9,047	(k)	*
Cameron P. Hicks	47,798	(l)	*
Liam J. Kelly	313,315	(m)	*
Stephen K. Klasko	22,021	(n)	*
Andrew A. Krakauer	11,154	(o)	*
Neena M. Patil	2,336	(p)	*
Thomas E. Powell	134,491	(q)	*
Stuart A. Randle	18,461	(r)	*
Jay K. White	28,136	(s)	*
James P. Winters	12,556	(t)	*
All directors and executive officers as a group (14 persons)	669,617	(u)	1.41%

*	Represents holdings of less than 1%.

(a)

“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2023 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	Based on 46,934,921 shares outstanding on February 1, 2023.

(c)

T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 2,996,333 shares listed in the table and sole dispositive power for all 8,633,473 shares listed in the table. Of the shares listed in the table, 2,596,900 are held by T. Rowe Price Mid-Cap Growth Fund, Inc., (“Price Mid-Cap Growth”) a registered investment companies sponsored by Price Associates for which Price Associates serves as investment adviser. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Associates and Price Mid-Cap Growth with the SEC on February 14, 2023, reporting beneficial ownership as of December 31, 2022. The number of shares held by such reporting persons may have changed subsequent to December 31, 2022.

(d)

Of the shares listed in the table, The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 64,670 shares, sole dispositive power with respect to 5,229,715 shares and shared dispositive power with respect to 190,848 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022. The number of shares held by such reporting persons may have changed subsequent to December 31, 2022.

(e)

BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 3,661,563 shares and sole dispositive power with respect to all 3,969,361 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 3, 2023, reporting beneficial ownership as of December 31, 2022. The number of shares held by such reporting persons may have changed subsequent to December 31, 2022.

(f)

Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each had shared voting power with respect to 2,891,585 shares and shared dispositive power with respect to all 3,092,719 shares. Wellington Management Company LLP had beneficial ownership of 2,926,801 shares, shared voting power with respect to 2,810,308 shares and shared dispositive power with respect to 2,926,801 shares. The securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 6, 2023, reporting beneficial ownership as of December 31, 2022. The number of shares held by such reporting persons may have changed subsequent to December 31, 2022.

(g)

Of the shares listed in the table, Morgan Stanley has sole voting power with respect to none of the shares, shared voting power with respect to 2,228,579 shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to 2,524,625 shares. The information in the table and this footnote is derived from a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2023, reporting beneficial ownership as of December 31, 2022. The number of shares held by such reporting persons may have changed subsequent to December 31, 2022.

(h)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 6,444 shares underlying stock options.

(i)	Includes 13,279 shares underlying stock options.

(j)	Includes 9,834 shares underlying stock options.

(k)	Includes 864 shares held by the Julie A. Heinmiller 2021 Family Irrevocable Trust and 6,234 shares underlying stock options.

(l)	Includes 40,548 shares underlying stock options, 410 shares underlying restricted stock units and 36 shares held for Mr. Hicks’ account in the Company’s 401(k) Savings Plan.

(m)	Includes 13,531 shares held by the Helen Kelly 2021 Irrevocable Trust, 288,031 shares underlying stock options and 3,215 shares underlying restricted stock units.

(n)	Includes 7,880 shares held indirectly by Dr. Klasko through the Stephen K. Klasko Revocable Trust and 14,141 shares underlying stock options.

(o)	Includes 7,212 shares underlying stock options.

(p)	Includes 1,937 shares underlying stock options.

(q)	Includes 124,584 shares underlying stock options, 1,331 shares underlying restricted stock units and 395 shares held for Mr. Powell’s account in the Company’s 401(k) Savings Plan.

(r)	Includes 14,141 shares underlying stock options.

(s)	Includes 26,247 shares underlying stock options and 411 shares underlying restricted stock units.

(t)	Includes 11,923 shares underlying stock options and 331 shares underlying restricted stock units.

(u)

Includes 577,318 shares underlying stock options, 23,275 shares held indirectly, 5,819 shares underlying restricted stock units held by the Company’s executive officers and 734 shares held for the account of some of the Company’s executive officers in the Company’s 401(k) Savings Plan.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related person transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

PROPOSAL 2:

APPROVAL OF 2023 STOCK INCENTIVE PLAN

On February 21, 2023, our Board, upon the recommendation of our Compensation Committee, approved the Teleflex Incorporated 2023 Stock Incentive Plan (the “2023 Plan”), subject to stockholder approval.

Background

We currently award stock options and stock unit awards (both restricted and performance-based) under the Teleflex Incorporated 2014 Stock Incentive Plan (the “2014 Plan) and also have awards outstanding under the Teleflex Incorporated 2008 Stock Incentive Plan (the “2008 Plan”), which we refer to together with the 2014 Plan as the “Prior Plans.”

As of December 31, 2022, we had a total of 2,843,121 shares available for future awards under the 2014 Plan and no shares available for future awards under the 2008 Plan. Based on the current average annual rate at which we have issued stock options and stock units to participants, we estimate that the shares available for future awards under the 2014 Plan would be insufficient to support future awards beginning with grants anticipated after 2026. However, the 2014 Plan will expire in May 2024.

The Compensation Committee and the Board believe that our provision of equity compensation has been a key factor in encouraging the aggregation and maintenance of meaningful equity ownership by our executives and other employees, and in aligning their interests with those of our stockholders by providing an incentive to increase stockholder value. Moreover, equity awards have been, and will continue to be, an important factor contributing to our ability to compete for and retain talented executives and other personnel.

In recommending the amount of shares issuable under the 2023 Plan, the Compensation Committee considered the following factors:

•

that its recommendation would increase shares available for grant from 2,843,121 at December 31, 2022 under the 2014 Plan to 4,300,000 under the 2023 Plan (exclusive of shares to be issued, if any, in connection with acquisition of another entity where we convert awards under the acquired entity’s equity plan);

•	historical amounts of equity awards we have granted over the past three years;

•

that for purposes of determining the number of shares available for awards, the 2023 Plan uses a fungible share pool under which each stock option and stock appreciation right, or SAR, counts as one share against the plan reserve, and each award other than stock options or SARs (sometimes referred to as “full value awards” because, unlike stock options or other stock-based awards, they generally are not tied to an exercise or base price) count as 2.6 shares against the share reserve;

•

with respect to awards granted under the 2014 Plan after December 31, 2022, the maximum number of shares issuable under the 2023 Plan will be reduced by one share for each share underlying a stock option or SAR and 2.6 shares for each share underlying any other type of award;

•

the maximum number of shares issuable under the 2023 Plan will be increased if shares subject to the Prior Plans that have been cancelled, expired, settled in cash or forfeited after December 31, 2022 (one share will become available for each share underlying an affected stock option or SAR; 2.6 shares will become available for each share underlying other types of affected awards); and

•	following stockholder approval of the 2023 Plan, any shares available under the 2014 Plan will be cancelled.

If our stockholders approve the 2023 Plan, we believe that, based on our past practices, the shares authorized for issuance under the 2023 Plan will support awards for more than five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2023 Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

The following table sets forth information regarding time-vested stock options granted, stock-settled time-vested restricted stock unit awards granted and stock-settled performance-based stock unit awards earned under the Prior Plans in the years ended December 31, 2022, 2021 and 2020:

	2022	2021	2020
Shares underlying time-vested stock options granted	156,918	108,686	130,206
Shares underlying stock-settled time-vested restricted stock unit awards granted	85,780	59,210	52,464
Shares earned under stock-settled performance-based stock unit awards(1)	91	–	–
Weighted-average basic common shares outstanding	46,898,000	46,774,000	46,488,000
Share usage rate	0.52%	0.36%	0.39%

(1)

With respect to stock settled performance-based stock unit awards in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the target number of shares underlying stock- settled performance-based stock unit awards granted during the foregoing 3-year period were as follows: 10,931 shares in 2022, 7,045 shares in 2021 and 7,155 shares in 2020.

The following table sets forth certain equity award information under the Prior Plans as of December 31, 2022 (unless otherwise noted):

Shares underlying outstanding stock options	1,228,848
Weigthed-average exercise price of outstanding stock options	$230.58
Weighted-average remaining term of outstanding stock options	4.78
Shares underlying outstanding stock-settled full value awards	171,416
Remaining shares available for grant under the 2014 Plan	2,843,121
Shares being requested under the 2023 Plan	4,300,000
Basic common shares outstanding as of the record date (March 3, 2023)	46,965,758
Fully-Diluted Overhang(1)	10.82%

(1)

Fully-diluted overhang is calculated as the sum of stock-settled grants (stock options and stock-settled full value awards) outstanding under the Prior Plans plus the shares being requested under the 2023 Plan (the numerator), divided by the sum of the numerator plus common shares outstanding (denominator), with all data effective as of December 31, 2022. The amount of remaining shares available for grant under the 2014 Plan has not been included in the fully-diluted overhang calculation since shares available for grant under the 2014 Plan will be cancelled upon the receipt of stockholder approval of the 2023 Plan.

Overview of the 2023 Plan

The primary purpose of the 2023 Plan is to enhance shareholder value by linking the compensation of our officers, non-management directors and key employees to increases in the price of our common stock and the achievement of other performance objectives, and to encourage ownership in our common stock by key personnel whose long-term employment is considered essential to our continued progress and success. The 2023 Plan is also intended to assist us in recruiting new directors and employees and to motivate, retain and encourage such directors and employees to act in the shareholders’ interest and share in our success.

The 2023 Plan is an “omnibus” plan that provides for several different kinds of awards, including stock options, stock appreciation rights (referred to as “SARs”), stock awards, stock unit awards and other stock-based awards. The 2023 Plan generally permits the same types of awards as could be granted under the Prior Plans. The 2023 Plan does not have an “evergreen” feature, so that any increase in the number of authorized shares other than as specifically set forth in the 2023 Plan would require stockholder approval.

The following summary of the material terms of the 2023 Plan is qualified in its entirety by reference to the full text of the 2023 Plan, a copy of which is attached as Appendix A to this proxy statement.

Shares Authorized for Issuance under the 2023 Plan; Share Counting Procedure

A maximum of 4,300,000 shares, adjusted as described below, are proposed to be available for awards. For this purpose, special counting rules apply, depending on the type of award:

•	Each share underlying a stock option or SAR will be counted as one share;

•	Each share underlying any other type of award will be counted as 2.6 shares;

•

With respect to awards granted under the Prior Plans after December 31, 2022, the maximum number of shares issuable under the 2023 Plan will be reduced by one share for each share underlying a stock option or SAR and 2.6 shares for each share underlying any other type of award.

Shares subject to awards under the 2023 Plan that have been cancelled, expired, settled in cash or forfeited, and shares subject to awards under the Prior Plans that have been cancelled, expired, settled in cash or forfeited after December 31, 2022 will again be available for grant under the 2023 Plan (one share will become available for each share underlying an affected stock option or SAR; 2.6 shares will become available for each share underlying other types of affected awards), and, when subject to new award under the 2023 Plan, such shares will not be counted against the aggregate limit on grants of incentive stock options discussed below.

Shares (i) delivered (or withheld upon settlement) under the 2023 Plan and after December 31, 2022 under the Prior Plans, in payment of the exercise price of a stock option or in payment of tax withholding obligations with respect to stock options or SARS, (ii) subject to an SAR under the 2023 Plan or, after December 31, 2022, an SAR under the Prior Plans, that are not issued in connection with a stock settlement on exercise of the SAR, will not be added back to the total shares available under the 2023 Plan. Similarly, shares reacquired by us using cash proceeds from the exercise of stock options under the 2023 Plan or, after December 31, 2022, under the Prior Plans will not be added back to the total shares available under the 2023 Plan. The limitation described above with respect to shares delivered or withheld in payment of tax withholding obligations does not apply to shares underlying awards other than stock options and SARs.

The maximum number of shares underlying incentive stock options (within the meaning of Section 422 of the Code) that may be granted under the 2023 Plan is 3,225,000.

Limitation on Awards to Non-Employee Directors

The maximum aggregate grant date fair market value (computed in accordance with applicable financial accounting rules) of all awards granted to any non-employee director under the 2023 Plan during any calendar year, taken together with the cash fees or stipend paid to the non-employee director during the calendar year for the non-employee director’s services as a member of the Board during the year (including service as a member or chair of any committee(s) of the Board) is $750,000; provided that the independent members of the Board may make exceptions to this limit for a non-employee director, so long as the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. This limit does not apply to any awards made at the election of the director in lieu of all or a portion of the annual and board committee cash retainers.

Eligible Participants

All of our non-management directors and officers, as well as other key employees selected by the Board or Board committee administering the 2023 Plan, are eligible to receive awards under the 2023 Plan. Consultants who provide bona fide services to us also are eligible to participate in the 2023 Plan, provided that the consultants’ services are not in connection with the offer and sale of our securities in a capital-raising transaction and the consultants do not directly or indirectly promote or maintain a market in our securities. Incentive stock options may only be granted to our employees and employees of our “subsidiaries” (as defined in the 2023 Plan).

Administration

The 2023 Plan will be administered by the Board or a committee designated by our Board, that satisfies applicable independence requirements of the New York Stock Exchange. It is expected that the 2023 Plan will be administered by our Compensation Committee. The administrator has the authority, among other things, to determine the employees, directors and consultants to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the 2023 Plan and awards granted under the Plan, adopt rules and regulations relating to the 2023 Plan and amend awards, subject to limitations set forth in the 2023 Plan, including a limitation generally prohibiting an amendment that materially impairs any outstanding award without the written agreement of the participant. The administrator may delegate day-to-day administration of the 2023 Plan to one or more individuals.

In order to meet the requirements imposed under Section 16 of the Securities Exchange Act of 1934, as amended, awards granted to officers and directors under the 2023 Plan may only be made by the entire Board or a committee of “non-employee directors,” as defined under Section 16 of the Exchange Act (which, if it so qualifies, may be the administrator).

In addition to the administrator, the Board of Directors has the authority to grant awards to non-employee directors.

Term

The 2023 Plan will become effective upon approval by the Company’s stockholders and will terminate ten years after such approval.

Vesting of Awards

Each award (other than cash-based awards) granted under the 2023 Plan shall vest no earlier than one year after the date on which it is granted, provided that this minimum vesting requirement shall not apply to (i) conversion awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction we may enter into; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional awards the administrator may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2023 Plan. In addition, the administrator has the discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control of our company, in the terms of the award agreement or otherwise.

Types of Awards

Stock Options and Stock Appreciation Rights

The 2023 Plan authorizes the grant of stock options (which may be either incentive stock options within the meaning of Section 422 of the Code, which are eligible for special tax treatment, or nonqualified stock options) and SARs. The aggregate fair market value of shares, determined as of the date of grant, for which any employee may be granted incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000. To the extent that an incentive stock option exceeds the $100,000 threshold, or otherwise does not comply with the applicable conditions of Section 422 of the Code, the stock option will be treated as a non-qualified stock option.

The term of a stock option granted under the 2023 Plan cannot be longer than 10 years from the date of grant, and the exercise price per share underlying the option may not be less than the fair market value of a share of our common stock on the date of grant. The administrator will determine the acceptable forms of consideration for exercise of the option, which may include cash, check or wire transfer; shares of our common stock held for at least six months; our withholding of shares otherwise issuable upon exercise of the stock option; a broker assisted sale and remittance program acceptable to the administrator that complies with applicable law; and such other consideration as is permitted by applicable law; or any combination of the foregoing. Re-pricing of options (i.e., reducing the exercise price of an option; cancelling an option in exchange for cash or another award at such time that the exercise price of the option being cancelled exceeds the fair market value of a share or an option with a lower exercise price; or taking any other action with respect to an option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange) is not permitted under the 2023 Plan without approval of our stockholders.

The 2023 Plan permits the grant of SARs related to a stock option or other award, which is commonly referred to as a “tandem SAR.” An SAR may be granted in tandem with a stock option either at the time of the stock option grant or thereafter during the term of the stock option. The 2023 Plan also permits the grant of SARs separate and apart from the grant of another award, which is commonly referred to as a “freestanding SAR.” Tandem SARs typically may be exercised upon surrender of a related stock option to the extent of an equivalent number of shares of common stock. SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the designated number of shares of common stock underlying the SAR over the fair market value of such shares of common stock on the date the SAR was granted or, in the case of an SAR granted in tandem with a stock option, on the date the stock option was granted. Payments by us in respect of an SAR may be made in shares of our common stock, in cash, or partly in cash and partly in shares of common stock, as the administrator may determine. The term of SARs granted under the 2023 Plan cannot be longer than 10 years from the date of grant, and otherwise will be subject to the same terms and conditions applicable to stock options.

Stock Awards, Stock Unit Awards and Other Stock-Based Awards

Under the 2023 Plan, the administrator may grant participants stock awards or stock unit awards, which may involve the award of shares or the award of stock units representing an amount equivalent in value to the fair market value of a share, payable in cash, property or shares. The administrator may also grant participants any other type of equity-based or equity-related award, including the grant or offer for sale of unrestricted shares of common stock, as well as cash-based bonuses subject to the attainment of one or more of the performance criteria described below under “Performance-Based Compensation.” Stock awards, stock unit awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, which may include conditions on vesting, achievement of performance conditions and other provisions consistent with the 2023 Plan as may be determined by the administrator.

Performance-Based Compensation

The 2023 Plan permits the administrator to impose objective performance criteria to be met with respect to stock awards, stock unit awards and other stock-based awards so that the grants are considered “performance-based compensation.” Such performance criteria may include one or more of the following, on a basis consistent with United States generally accepted accounting principles (GAAP) or on a non-GAAP basis:

•  sales or cash return on sales;

•  cash flow or free cash flow or net cash from operating activity;

•  earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings);

•  basic or diluted earnings per share;

•  growth in earnings or earnings per share;

•  stock price;

•  return on equity or average shareholders’ equity;

•  total shareholder return;

•  return on capital;

•  return on assets or net assets;

•  return on investments;

•  revenue or gross profits;

•  income before or after interest, taxes, depreciation and amortization, or net income;

•  pretax income before allocation of corporate overhead and bonus;

•  operating income or net operating income;

•  operating profit or net operating profit (whether before or after taxes);

•  operating margin;

•  return on operating revenue;

•  working capital or net working capital;

•  market share;

•  asset velocity index;

•  contract awards or backlog;

•  overhead or other expense or cost reduction;

•  growth in shareholder value relative to the moving average of the Standard & Poors 500 Index or a peer group index;

•  credit rating;

•  strategic plan development and implementation;

•  improvement in workforce diversity;

•  customer satisfaction;

•  employee satisfaction;

•  management succession plan development and implementation; and

•  employee retention.

The administrator will (within the first quarter of the performance period, but in no event more than 90 days into that period) establish the specific performance criteria (including thresholds for payment and whether to exclude certain extraordinary, non-recurring, or similar items) and amounts to be paid if the performance criteria is met (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period). Extraordinary, non-recurring items that may be the basis of adjustment include the following:

•	acquisitions or divestitures;

•	restructurings;

•	discontinued operations;

•	extraordinary or other unusual or non-recurring charges;

•	an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the control of management;

•	the cumulative effect of tax or accounting charges in accordance with GAAP; and

•	foreign exchange gains or losses.

Clawback

We may cancel any award, require reimbursement of any award by a participant, and effect any other right of recoupment of equity or other compensation provided under the 2023 Plan in accordance with any clawback or recoupment policy that we may adopt from time to time. In addition, a participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the 2023 Plan or an award thereunder, in accordance with such clawback policy.

Dividends

The administrator may provide for payment of dividends or dividend equivalents on the shares of common stock subject to an award, other than stock options and SARs, prior to vesting. However, dividends and dividend equivalents will not be paid on any stock award, stock unit award or stock-based award until such award has vested and the shares or stock units under the award have been issued. Dividends or dividend equivalent payments may be paid in cash, shares or stock units, or may be credited to a participant’s account and settled in cash, share or a combination of cash or shares upon vesting of the underlying award. The administrator may, in its discretion, provide that payment of dividend equivalents is subject to specified conditions and contingencies.

Transferability

Unless determined otherwise by the administrator, awards are not transferable, other than by beneficiary designation, will or the laws of descent and distribution. The administrator may make an award transferable by a participant only if the participant does not receive consideration for the transfer.

Termination of Board Membership or Employment

The administrator may specify the effect of termination of service as a director or termination of employment on an award at the time of grant, subject to the administrator’s right to modify the award terms after the date of grant in accordance with the terms of the 2023 Plan. In the absence of such specification, the following provisions apply.

Stock Options and SARs

•	Non-vested stock options held by non-employee directors will be forfeited upon the termination from board membership of the director.

•

Vested stock options held by a non-employee director whose membership on the board terminates will remain exercisable for the lesser of five years from the termination or the remaining term of the option.

•

Upon termination of an employee due to death or disability, any unvested stock options will vest, and all stock options held by the employee on the date of such termination will remain exercisable for the lesser of one year after such termination or the remaining term of the stock option.

•

Upon termination of employment due to retirement, any unvested stock option granted at least six months prior to retirement held by the employee will ratably vest based on the number of full months in a vesting period that has elapsed as of the end of the month in which the termination has occurred, and all vested stock options will remain outstanding for the lesser of five years or the remaining term of the stock option.

•

Any other termination of employment, other than termination for cause, will result in immediate cancellation of all unvested stock options; vested stock options will remain exercisable for the lesser of 90 days after such termination or the remaining term of the stock option.

•

Upon termination for “cause” (as defined in the 2023 Plan, subject to a different definition that may be included in a participant’s award agreement, employment agreement or severance agreement), all outstanding stock options will be immediately cancelled.

Stock Awards, Stock Unit Awards and Other Stock-Based Awards

•	The administrator will determine the effect a termination from membership on the board by a non-employee director.

•

Unless otherwise provided in an award agreement, unvested stock awards, stock unit awards or other stock-based awards will fully vest upon termination from board membership of a non-employee director or termination of employment of an employee due to disability or death; in the case of stock awards, stock unit awards or other stock-based awards that vest upon the achievement of performance goals, the vested amount will be based upon the target award.

•

Upon termination of employment due to retirement, any stock award, stock unit award or other stock-based award held by the employee will ratably vest based on the number of full months in the performance period, vesting period or other period of restriction that have elapsed as of the end of the month in which the termination has occurred; if vesting of a stock award, stock unit award or other share-based award is based on the attainment of performance criteria over a performance period, the ratable vesting percentage shall be determined, after completion of the performance period, based on the portion of the performance period during which the awardee was employed by us. However, no vesting will occur with respect to retirement resulting from an employee’s voluntary termination of employment if the stock award, stock unit award or other stock-based award was granted less than six months prior to the date of termination, or with respect to any award with respect to which greater than 50% of the performance period applicable to such award remains to be completed as of the effective date of voluntary termination of employment.

•	Upon any other termination of employment or termination from membership on the board by a non-employee director, all outstanding unvested stock awards and other stock-based awards will be cancelled.

Unless otherwise determined by the administrator in the terms of an award agreement or otherwise, an employee’s employment shall not be deemed to terminate if the employee’s employment ends but such person continues to provide services to us as a non-employee director or as a consultant.

Change of Control Benefits

In the event of a change of control of our company, unless the administrator has determined otherwise:

•	all outstanding unvested stock options and SARs become fully vested and exercisable; and

•

all restrictions and conditions on outstanding unvested stock awards and other stock-based awards will lapse, and these awards become fully vested. Any performance-based award will be deemed fully earned at the target amount.

If an employee’s employment is terminated within two years after a change of control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option or SAR that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or SAR. Notwithstanding the foregoing, the administrator may determine that, upon the occurrence of a change of control, all stock options and SARs will terminate within a specified number of days and/or that each holder of stock option or SAR will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the occurrence of a change of control over the exercise price of the stock option or SAR.

The 2023 Plan generally provides that, unless otherwise set forth in an award agreement, any of the following events will constitute a change of control:

•

a person (other than a controlled subsidiary or a fiduciary of any of our benefit plans) becomes the beneficial owner of more than 30 percent of our securities entitled to vote in the election of our directors, other than as a result of an acquisition of securities from us;

•

the individuals constituting a majority of the board of directors at the beginning of any 24 month period (the “Incumbent Board”) cease to constitute a majority of the Board; provided that, for this purpose, any individual whose nomination for election, or election to the board was approved by a majority of members constituting the Incumbent Board will be considered as if he or she were a member of the Incumbent Board, unless the individual initially assumed office in connection with an actual or threatened director election contest;

•

a merger, consolidation, reorganization or sale or other disposition of substantially all of our assets, unless beneficial owners of our voting securities immediately prior to the transaction have at least a majority of the combined voting power of the securities of the entity resulting from the merger, consolidation or reorganization, or the entity acquiring our assets.

•	our stockholders approve our complete liquidation or dissolution.

The 2023 Plan prohibits award agreements from providing for accelerated vesting of any award, or the lapse of restrictions related to any award, upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of our assets that would constitute a change of control.

Amendment and Termination of 2023 Plan

The administrator may at any time amend, alter or discontinue the 2023 Plan or any award made under the plan, subject to approval by our stockholders to the extent required by applicable law. Unless approved by our stockholders, the administrator may not increase the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2023 Plan, reduce the minimum exercise price for stock options or SARs, or reprice (i.e., reduce the exercise price of an option; cancel an option in exchange for cash or another award at such time that the exercise price of the option being cancelled exceeds the fair market value of a share or an option with a lower exercise price; or take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange) outstanding stock options or SARs, as prohibited by the 2023 Plan. As noted above, an amendment to an award under the 2023 Plan may not, without the written agreement of the participant, materially impair the award.

Capitalization Adjustments

Upon the occurrence of an event that affects our capital structure (such as a stock dividend, stock split or recapitalization), an extraordinary cash dividend or a merger, consolidation, acquisition of property or shares, reorganization, liquidation or similar event affecting us, our Board or the administrator will make such substitutions or adjustments as it deems appropriate and equitable, including with respect to (i) the number of shares issuable under the 2023 Plan, (ii) individual limits with regard to stock options, SARs, stock awards, other stock-based awards and dollar-denominated awards, (iii) awards to non-employee directors and (iv) the performance criteria listed under “Performance-Based Compensation” above.

Deferred Compensation

Unless the administrator determines otherwise, it is intended that no award granted under the 2023 Plan will be “deferred compensation” for purposes of Section 409A of the Code. If the administrator determines that an award is subject to Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of common stock and rules relating to treatment of awards in the event of a change of control, will be set forth in the applicable award agreement and will be required to comply with Code Section 409A.

Conversion Awards

The 2023 Plan permits the administrator to authorize conversion or substitution under the 2023 Plan of all stock options, stock appreciation rights or other stock awards held by awardees of any entity acquired by us. These conversion awards will not be subject to several limitations in the 2023 Plan, including limitations on shares authorized for issuance under the 2023 Plan, limitations on individual awards under the 2023 Plan, and minimum exercise price of stock options.

Grants Under the Plan

As of the date of this proxy statement, no awards have been granted under the 2023 Plan and none will be granted unless and until the 2023 Plan is approved by our stockholders. Grants under the 2023 Plan are discretionary, so it is not possible to predict the number of shares of common stock that will be awarded or who will receive awards under the 2023 Plan. See “Corporate Governance – Director Compensation – 2022,” for a description of grants of restricted stock and stock options to non-employee directors. The closing price of a share of our common stock, as reported on the NYSE on March 1, 2023, was $233.66.

Tax Matters

The following is a summary of the United States federal income tax consequences that generally apply with respect to awards granted under the 2023 Plan. The following is only a general description intended for the information of stockholders and not as tax guidance for participants as consequences may vary depending on the types of awards granted, the identity of the participants and the method of payment or settlement. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. In addition, this summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option. A participant will recognize income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain and we will not be entitled to a tax deduction. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a “disqualifying disposition” and will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price; we will be entitled to a tax deduction equal to that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time a participant holds shares prior to the disposition.

Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified stock option. A participant will recognize income upon the exercise of a nonqualified stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised.

SARs

A participant will not recognize income upon the grant of a SAR. A participant generally will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received, and we will be entitled to a tax deduction in that amount. Upon the sale of any stock received, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised.

Stock Awards, Stock-Unit Awards and Other Stock-Based Awards

As a general rule, a participant will recognize ordinary income at the time of delivery of shares of common stock or payment of cash under the 2023 Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as long-term or short-term capital gain, depending on the length of time the participant held the shares, when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant. However, if shares of common stock, when delivered, are subject to substantial risk of forfeiture by reason of any employment or performance related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under Section 83(b) of the Code.

Code Section 409A

To the extent that any award under the 2023 Plan is or may be considered to constitute deferred compensation subject to Code Section 409A, the Company intends that the terms and administration of such award shall comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

Required Vote

The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve the 2023 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE TELEFLEX INCORPORATED 2023 STOCK INCENTIVE PLAN.

PROPOSAL 3:

APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

The Board has, upon the recommendation of the Nominating and Governance Committee, approved and declared advisable, and recommends that the Company’s stockholders adopt, an amendment and restatement of our certificate of incorporation that would eliminate the supermajority voting provisions from the certificate of incorporation, as described below and as set forth in Appendix B (the “Amended and Restated Certificate of Incorporation”).

Background of the Proposal

Under our current certificate of incorporation, assuming a quorum is present, any question or matter submitted to our stockholders (other than in connection with a contested election of directors, as noted below) must be approved by the holders of a majority in voting power of the shares present in person or by proxy at the meeting and entitled to vote on the question or matter, unless such question or matter is one as to which our certificate of incorporation or applicable law requires a greater or additional vote.

Pursuant to the current certificate of incorporation, the following corporate actions require an affirmative vote of 80% in voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors: (a) the approval of certain transactions with related persons; (b) the amendment by stockholders of certain bylaws provisions (including provisions regarding the number and classification of directors, newly created directorships and vacancies, and the requirements to amend the bylaws); and (c) the removal of a director before the end of his or her term. Currently under our certificate of incorporation and applicable law, these provisions may not be altered, amended, supplemented or repealed, except by the affirmative vote of the holders of at least 80% in voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

In our proxy statement for our 2022 Annual Meeting of Stockholders, we included a non-binding stockholder proposal recommending the removal of supermajority voting requirements from the Company’s governing documents. That proposal received the support of stockholders holding approximately 91% of the shares of our common stock that were voted for or against the proposal or abstained from voting on the proposal (including broker non-votes). In light of the level of support for the simple majority voting proposal at the 2022 Annual Meeting of Stockholders and after careful consideration, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to propose removing the aforementioned supermajority voting requirements from our certificate of incorporation.

Approval of Amended and Restated Certificate of Incorporation

As noted above, our certificate of incorporation currently includes certain provisions with supermajority voting requirements. If this Proposal 3 is approved and the Amended and Restated Certificate of Incorporation becomes effective after the Annual Meeting (the “Amended and Restated Certificate of Incorporation”), the supermajority provisions will be removed as reflected in Appendix B and summarized below:

•

Article FIFTH would be deleted in its entirety. This Article currently requires the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of capital stock entitled to vote generally in the election of directors to approve certain mergers, asset sales or stock issuances with certain “Related Persons” (as defined in the certificate of incorporation). The Company is subject to the Delaware General Corporation Law, of which Section 203 of the Delaware General Corporate Law includes provisions similar to Article FIFTH.

•

Article SIXTH currently provides that no alteration, amendment, supplement to or repeal of provisions in our bylaws or certificate of incorporation related to (a) the number and terms of directors, (b) filling new directorships and (c) the provision governing amendments to the bylaws by action of stockholders will be effective unless approved by the affirmative vote of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class. Pursuant to this Proposal 3, the approval threshold to make such amendments would be reduced to at least a majority of shares of capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class.

•

Article SEVENTH would be deleted in its entirety. This Article currently requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors to remove a director from office before the end of his or her term. If this Proposal 3 is approved, the 80% vote requirement would change to a majority of the shares present or represented by proxy and actually voted for such removal.

•

Article EIGHTH would be deleted in its entirety. This Article, which governed the approval of certain transactions with “Control Persons” (as defined in the certificate of incorporation), expired pursuant to its terms in 2000 and is no longer operative.

The above description of this Proposal 3 is qualified in its entirety by the actual text of the Amended and Restated Certificate of Incorporation set forth in Appendix B, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date and Vote Required

If this Proposal 3 is approved by the requisite vote of the stockholders at the Annual Meeting, the proposed amendments to the certificate of incorporation described above will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting.

The approval of Proposal 3 requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class. Abstentions and broker non-votes will have the same effect as a vote against this Proposal 3.

If this Proposal 3 is not approved by the requisite vote of the stockholders at the Annual Meeting, the Amended and Restated Certificate of Incorporation will not become effective. In that case, our certificate of incorporation will remain the same.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO

APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE

SUPERMAJORITY VOTING PROVISIONS.

PROPOSAL 4:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2023 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5:

ADVISORY VOTE ON WHETHER FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS

Section 14A of the Exchange Act also enables our stockholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years. We are required to hold this advisory vote regarding the frequency of the advisory votes on named executive officer compensation not less frequently than once every six years. We previously held the advisory vote six years ago, at our 2017 Annual Meeting; therefore, we are again submitting to our stockholders a proposal regarding the frequency of future advisory votes on compensation of our named executive officers.

In 2017, our stockholders voted to conduct the advisory vote on the compensation of our named executive officers on an annual basis. As a result, the Board determined, at that time, that we would hold the advisory vote on an annual basis. The holding of annual advisory votes on executive compensation has become widely accepted, and we believe that the annual vote has been an effective way for our stockholders to express their views on our executive compensation policies and practices. The Board continues to believe that conducting the advisory vote on executive compensation every year is appropriate for our company and our stockholders.

Because this vote is advisory, it is not binding on the Board. However, the Board values the views of our stockholders, and will carefully consider the outcome of the vote if it indicates a significant stockholder consensus that differs from the Board’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 6:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2023. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2022 and December 31, 2021, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2022	2021
Audit fees	$6,868,399	$6,370,434
Audit-related fees	527,282	63,549
Tax fees	1,046,449	1,289,943
All other fees	28,860	58,385

	$8,470,990	$7,782,310

Audit-Related Fees. In 2022 and 2021, audit-related fees primarily consisted of fees for support in connection with acquisition due diligence.

Tax Fees. Tax fees primarily consisted of fees for tax compliance activities in certain foreign jurisdictions ($741,941 for 2022 and $477,762 for 2021), and tax planning and consultancy services ($304,508 for 2022 and $812,181 for 2021).

All Other Fees. All other fees for 2022 and 2021 primarily consisted of license fees for utilization of technical databases and assistance with non-audit regulatory compliance filings.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2023.

PROPOSAL 7:

STOCKHOLDER PROPOSAL – SHAREHOLDER RIGHT TO CALL A SPECIAL SHAREHOLDER MEETING

We have received notice of the intention of a stockholder to present the following proposal at the Annual Meeting. The text of the proposal and supporting statement appear exactly as received. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Corporate Secretary of the Company.

The stockholder proposal and supporting statement follow:

Proposal 7 – Adopt a Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting regardless of length of stock ownership.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

Some companies prohibit shareholders from participating in calling for a special shareholder if they own stock for less than one continuous year. Requiring one continuous year of stock ownership can serve as a poison pill. I know of no instance of shareholders ever having success in calling for a special shareholder meeting at a company that excludes all shares not held for a continuous full year.

It is important to vote for this Shareholder Right to Call a Special Shareholder Meeting proposal because we have no right to act by written consent. Shareholders at many companies have a right to call a special shareholder and the right to act by written consent.

A special shareholder meeting can be used to elect a new director. A reasonable shareholder right to call for a special shareholder meeting could give directors more of an incentive to improve their performance. For instance, Mr. Andrew Krakauer was rejected by 15% of shares in 2022 when a 5% rejection might be a typical rejection.

Calling a special shareholder meeting is hardly ever used by shareholders but the main point of calling special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders if shareholders have a reasonable alternative of calling a special shareholder meeting. Management likes to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a post card to the CEO. A reasonable right to call a special shareholder meeting is an important step for effective shareholder engagement with management.

Please vote yes:

Adopt a Shareholder Right to Call a Special Shareholder Meeting – Proposal 7

*    *    *    *

THE BOARD OF DIRECTORS’ STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board has considered the stockholder proposal and has concluded that its adoption would not serve to enhance stockholder value and, therefore, is not in the best interests of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Our stockholders already have a meaningful right to call a special meeting, which was informed by our stockholder engagement efforts.

As part of our ongoing stockholder engagement process, during the winter of 2023, we engaged with holders of approximately 50% of our outstanding common stock on governance matters. During this process, when asked about the advisability of providing stockholders the right to call a special meeting, all of the investors with whom management engaged supported such a right. Although there was some support at lower ownership thresholds, the preponderance of the feedback received indicated a preference for permitting a special meeting right at an ownership threshold at or above 20%, with general support as well for a reasonable holding period requirement. In light of this feedback, in February 2023, the Board amended and restated our Bylaws to allow stockholders holding, for one continuous year, at least 20% of the voting power entitled to vote generally in the election of directors the right to call a special meeting of stockholders. While the stockholder proposal asserts that a special meeting right would give stockholders more standing to engage with management, the Board believes that the Company already has demonstrated an unwavering and steadfast commitment to investor engagement, as evidenced by its recent adoption of a special meeting right informed by robust stockholder engagement.

Separately, the Board believes that a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing stockholder rights and protecting against the risk that a small group of stockholders, including stockholders with short-term interests, could call special meetings. The Board’s position was supported by the fact that the concentrated ownership of our common stock would permit a small but reasonable number of stockholders to come together to satisfy the 20% ownership requirement, in contrast to the fact that potentially as few as one stockholder could satisfy the 10% threshold requested by the proposal – and that there are two such stockholders that eclipse the 10% ownership threshold – as of December 31, 2022.

The Company’s current stockholder special meeting right threshold is consistent with, if not more shareholder-friendly compared to, broader market practice.

As of March 1, 2023, approximately 60% of the companies included in the S&P 500 that provide a special meeting right have an ownership threshold of 20% or greater, while approximately 24% of the S&P 500 companies that provide a special meeting right have adopted a 10% ownership threshold. Accordingly, we believe that the Company’s 20% special meeting ownership threshold is consistent with, and compares favorably to, S&P 500 market practice. Additionally, half of our U.S. compensation or industry peers provide stockholders with a right to call a special meeting at all. Notably, six of such nine peers permit stockholders to call a special meeting right at ownership levels of 20% or above, while none of those peers impose a 10% threshold.

Because special meetings require substantial Company resources and time, lowering the Company’s threshold could be detrimental to the vast majority of our stockholders.

Given the size of the Company and its stockholder base, a special meeting is a significant undertaking that requires not only substantial company expense but also a significant diversion of Board and management resources, regardless of whether the meeting is held virtually or in person. For a special meeting, the Company would incur significant costs to prepare, print and distribute proxy materials to all stockholders, potentially hire third-party advisors, solicit proxies, hold the meeting and tabulate votes. Additionally, the Board and management must devote time and energy to prepare for and conduct the meeting – diverting their time and attention from managing the business and executing on our strategy. Given the potential divestment of these substantial resources, the Board believes that stockholder special meetings should be limited to circumstances where a significant number of stockholders believe that a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings of stockholders. Accordingly, the Board believes that the Company’s current 20% ownership threshold provides a reasonable number of stockholders with a defensible right to call a special meeting without exposing the Company and its stockholders to these costs and that allowing a smaller group of stockholders to call special meetings could be detrimental to the interests of a majority of our stockholders and other stakeholders.

In addition to the stockholder special meeting right, the Company has a number of corporate governance policies and practices to protect the best interests of the Company and all of our stockholders.

The Board is committed to maintaining high corporate governance standards and meeting the requirements of federal and state laws and the rules of the NYSE and believes that the corporate governance concerns raised by the proponent are misplaced. In addition to the Board’s recent implementation of a robust stockholder right to call special meetings, some of the Company’s progressive governance practices include the following:

•	8 of our 9 directors, or 89%, are “independent” under the standards adopted by the SEC and the NYSE;

•	we have begun to declassify our Board such that each director will be elected annually commencing with our 2025 annual meeting of stockholders;

•	the Board includes a range of tenures from directors who bring a balanced mix of fresh perspectives with in-depth experience and knowledge about our company;

•	each of the three Board committees – Audit, Compensation and Nominating and Governance – is composed solely of independent directors;

•	the Nominating and Governance Committee evaluates each director up for election annually and makes a recommendation to the Board on the nomination of each for re-election;

•	the Board has an independent Lead Director with robust responsibilities;

•	executive sessions of independent directors are held at every regular Board meeting;

•

a majority voting standard applies in uncontested elections of directors, such that in an uncontested election, a nominee will be elected to the Board if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee—under our Corporate Governance Principles, an incumbent director will not be nominated for election unless such director has submitted in writing an irrevocable resignation, which would be effective if the director does not receive the required majority vote and upon the Board’s acceptance of such resignation; and

•

the Company has adopted a “proxy access” bylaw provision, which provides that holders of at least 3% of our outstanding shares, held by up to 20 stockholders, holding the shares continuously for at least three years to nominate, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

Additionally, the Board has submitted for stockholder approval Proposal 3, which, if approved at the Annual Meeting, would result in the elimination of supermajority voting provisions in the Company’s charter.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY URGES STOCKHOLDERS TO VOTE “AGAINST” THE PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2024 Annual Meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than December 2, 2023 and must comply in all other respects with SEC rules relating to such inclusion.

In addition, our proxy access bylaw permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two directors or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 2.2.2 of our bylaws. Pursuant to the proxy access bylaw, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s Annual Meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2024 Annual Meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 2, 2023 and December 2, 2023, inclusive.

Our bylaws also permit stockholders to nominate director nominees and propose business for consideration at our 2024 Annual Meeting of stockholders and to then distribute their own proxy materials with respect to such nominations and proposals. Under our bylaws, a stockholder wishing to make such nomination or proposal must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s Annual Meeting. Accordingly, to be timely with respect to the 2024 Annual Meeting of stockholders, the Company must receive a stockholder’s notice to nominate a director using the stockholder’s own proxy materials between January 6, 2024 and February 5, 2024, inclusive. Any such nomination for director must include all information required by Rule 14a-19(b) under the Exchange Act. These requirements do not affect the deadline for submitting stockholder proposals or director nominations for inclusion in the Company’s proxy materials.

In connection with any proposal submitted by stockholders for consideration at the 2024 Annual Meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 15, 2024.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue Corporate Vice President, General Counsel & Secretary

Appendix A

TELEFLEX INCORPORATED

2023 STOCK INCENTIVE PLAN

1.	Purpose of the Plan.

The purpose of this Plan is to enhance shareholder value by linking the compensation of officers, directors and key employees of the Company to increases in the price of Teleflex Incorporated common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The Plan is also intended to assist the Company in the recruitment of new employees and to motivate, retain and encourage such employees and directors to act in the shareholders’ interest and share in the Company’s success.

2.	Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator. The Administrator shall, in its sole discretion, determine which entities are classified as Affiliates and designated as eligible to participate in this Plan.

(c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Stock Award, Stock Unit Award, Option, Stock Appreciation Right, or Other Stock-Based Award granted in accordance with the terms of the Plan, or any other property (including cash) granted pursuant to the provisions of the Plan.

(e) “Awardee” means an Employee, Director or Consultant who has been granted an Award under the Plan.

(f) “Award Agreement” means a Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement, or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. The Award Agreement shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” shall mean, except as otherwise provided in an Award Agreement, one of the following shall have taken place after the effective date of this Plan:

(i) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 30% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;

(ii) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company;

(iii) consummation of (A) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization or (B) a sale or other disposition of all or substantially all of the assets of the Company, unless at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or

(iv) shareholder approval of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any payment or distribution event applicable to an Award is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or, in the absence of any such special appointment, the Compensation Committee of the Board.

(k) “Common Shares” means the common shares, par value $1.00 per share, of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

(l) “Company” means Teleflex Incorporated, a Delaware corporation, or, except as utilized in the definition of Change of Control, its successor.

(m) “Consultant” means an individual providing services to the Company or any of its Affiliates as an independent contractor, and includes prospective consultants who have accepted offers of consultancy for the Company or any of its Affiliates, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement

(n) “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(o) “Director” means a member of the Board.

(p) “Disability” means (i) “Disability” as defined in any employment, consulting or similar agreement to which the Participant is a party, or (ii) if there is no such agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” shall mean the Participant’s continuous illness, injury or incapacity for a period of six consecutive months, as determined by the Administrator in its discretion. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean permanent and total disability as defined in Section 22(e)(3) of the Code and, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (x) the Participant’s “disability” within the meaning of Section 409A of the Code, (y) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (z) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(q) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(r) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto.

(t) “Fair Market Value” means, unless the Administrator determines otherwise, the closing price for the Common Shares reported on a consolidated basis on the primary national securities exchange on which such Common Shares are traded on the date of measurement, or, if the Common Shares were not traded on such measurement date, then on the nearest preceding date on which Common Shares were traded, all as reported by such source as the Committee may select. If the Common Shares are not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code and bid and offered prices on any applicable over the counter market.

(u) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan, which may be a designated future date as of which such Award will be effective, as determined by the Committee.

(v) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(w) “Non-employee Director” means any Director who does not serve as an employee of the Company.

(x) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(aa) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

(bb) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(cc) “Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(dd) “Plan” means this 2023 Stock Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ee) “Retirement” means, unless the Administrator determines otherwise, Termination of Employment, voluntary or involuntary, by a Participant from the Company and its Affiliates, other than a Termination for Cause, after attaining age fifty-five (55) and having at least five (5) years of service as an Employee with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company. For Plan purposes, a “voluntary” Termination of Employment is a Termination of Employment where the Participant does not qualify for severance benefits, whether under a severance agreement or the Company’s or any of its Affiliate’s severance policy, plan or other arrangement.

(ff) “Securities Act” means the United States Securities Act of 1933, as amended.

(gg) “Share” means a Common Share, as adjusted in accordance with Section 15 of the Plan.

(hh) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(ii) “Stock Award” means an award or issuance of Shares made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(jj) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(kk) “Stock Unit Award” means an award or issuance of Stock Units made under Section 12 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Unit Award Agreement”).

(ll) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(mm) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment, removal of any Non-employee Director or termination of a consulting agreement with a Participant who is a Consultant, in each case, on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement except as may be otherwise provided in such agreement. For purposes of this Plan, a Participant’s termination shall be deemed to be a Termination for Cause if, after the Participant’s Termination of Employment, service as a Non-employee Director or service as a Consultant, as applicable, has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(nn) “Termination of Employment” means for purposes of this Plan, unless otherwise determined by the Administrator, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee in the terms of an Award Agreement or otherwise, if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a Non-employee Director or Consultant capacity immediately following such termination of employment: (i) the change in status from Employee to Non-employee Director or Consultant shall not be treated as a Termination of Employment for purposes of the Plan; and (ii) the Participant shall be treated as having a Termination of Employment for purposes of the Plan upon the date the Participant ceases to be a Non-employee Director (i.e., the date of termination from membership on the Board) or Consultant (i.e., the date the applicable consulting agreement terminates), as applicable. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an Employee of (or service provider for, including as a Consultant), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

3.	Stock Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 15(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 4,300,000 Shares, less one Share for every one Share that was subject to an option or stock appreciation right granted under any prior plan after December 31, 2022, and 2.60 shares for every one Share that was subject to an award other than an option or stock appreciation right granted under any prior plan after December 31, 2022. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.60 Shares for every one Share granted. After the Effective Date of the Plan (as provided in Section 6), no awards may be granted under any prior plan. Shares subject to or delivered under Conversion Awards shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan. The Shares issued under the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Prior plans include the 2014 Stock Incentive Plan and the 2008 Stock Incentive Plan.

(b) Code Section 422 Limit. Subject to the provisions of Section 15(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan shall not exceed 3,225,000 Shares.

(c) Limit on Awards to Non-employee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate Grant Date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-employee Director during any single calendar year, taken together with the cash fees or stipend paid to the Non-employee Director during the calendar year for the Non-employee Director’s services as a member of the Board during the year (including service as a member or chair of any committee(s) of the Board) shall not exceed seven hundred and fifty thousand dollars ($750,000). The independent members of the Board may make exceptions to this limit for a Non-employee Director, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(d) Share Counting Rules.

(i) For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan in accordance with Section 3(d)(iii). In addition, if any Shares subject to an award under any prior plan are canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) after December 31, 2022, then such Shares subject to an award under any prior plan shall, to the extent of such cancellation, expiration, settlement in cash, non-issuance or forfeiture, again be available for grant under this Plan in accordance with Section 3(d)(iii). Notwithstanding the foregoing, Shares added back under the provisions of this subsection (d) shall not be counted when determining the limit on Shares that may be granted as Incentive Stock Options under subsection (b), above.

(ii) Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (i) of this Section: (a) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2022, an option under any prior plan, (b) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2022, options or stock appreciation rights under any prior plan, (c) Shares subject to a Stock Appreciation Right or, after December 31, 2022, a stock appreciation right under any prior plan, that are not issued in connection with its stock settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2022, options under any prior plan. Shares subject to Awards that have been retained by the Company in payment or satisfaction of the tax withholding obligation of an Awardee, other than for an Option or Stock Appreciation Right as described above, and Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the tax withholding obligation of an Awardee, other than for an Option or Stock Appreciation Right as described above, shall again be available for grant under the Plan. Similarly, if any Shares subject to an award under any prior plan are, after December 31, 2022, either retained by the Company in payment or satisfaction of the tax withholding obligation of an awardee, other than for an option or a stock appreciation right as described above, or if Shares are delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the tax withholding obligation of an awardee under a prior plan, other than for an option or stock appreciation right, as described above, then such Shares subject to an award under any prior plan shall, to the extent of such tendering or withholding, again be available for grant under this Plan.

(iii) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one Share for every one Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any prior plan, and (ii) as 2.60 Shares for every one Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any prior plan.

(iv) Conversion Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on Awards to a Participant under subsection (b), above, nor shall Shares subject to a Conversion Award again be available for an Award under the Plan as provided in this subsection (d).

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iii) Other Administration. To the extent required by the rules of the principal U.S. national securities exchange on which the Shares are traded, the members of the Committee shall also qualify as “independent directors” as set forth in such rules. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(iv) Awards to Directors. The Board shall have the power and authority to grant Awards to Non-employee Directors, including the authority to determine the number and type of awards to be granted; determine the terms and conditions, not inconsistent with the terms of this Plan, of any award; and to take any other actions the Board considers appropriate in connection with the administration of the Plan.

(v) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) to select the Non-employee Directors, Consultants and Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine the number of Common Shares to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Employees, Consultants and Non-employee Directors;

(iv) to approve forms of Award Agreements;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi) to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda), Awards granted pursuant to the Plan, administrative forms, policies and procedures and any other extrinsic documents relating to the Plan;

(viii) to adopt forms, rules, policies and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the Plan amendment provisions set forth in Section 16 of the Plan, and (B) may not materially impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment, except following a Change of Control;

(xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including, without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

(xv) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Indemnity. To the extent allowable under Applicable Law, each member of the Committee or of the Board and any person to whom the Board or Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan, and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.	Eligibility.

Awards may be granted only to Directors, Employees and Consultants of the Company or any of its Affiliates; provided, however, that Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries (within the meaning of Section 424(f) of the Code).

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan is approved by the shareholders of the Company (the “Effective Date”) unless terminated earlier under Section 16 of the Plan.

7.	Term of Award; Vesting of Award.

Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement and may extend beyond the termination of the Plan. In the case of an Option or a Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the term of Awards other than Awards that are structured to qualify as Incentive Stock Options under Section 9 shall be extended automatically if the Award would expire at a time when trading in Common Shares is prohibited by law or the Company’s insider trading policy to the 30th day after the expiration of the prohibition.

Notwithstanding any other provision of the Plan to the contrary, each Award granted under the Plan (other than cash-based awards) shall vest no earlier than one year after the Grant Date; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Conversion Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or an Affiliate; (ii) Shares delivered in lieu of fully vested cash obligations; (iii) Awards to Non-employee Directors that vest on earlier of the one-year anniversary of the Grant Date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 3(a) (subject to adjustment under Section 15(a)); and, provided, further, that the Committee has the discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions regarding the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(c) No Option Repricings. Except as provided under Section 15 of the Plan, the Company shall not, without the approval of the Company’s stockholders, (a) lower the exercise price of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with a Conversion Award) when the exercise price per Share of the Option exceeds the Fair Market Value of one Share, or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

(d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator and as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment (or retention in the case of a Consultant or Director), the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which were held for a period of more than six (6) months on the date of surrender and which have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price, if any, shall be refunded to the Awardee in cash);

(iv) subject to any conditions or limitations established by the Administrator, the Company withholding Shares otherwise issuable upon exercise of an Option;

(v) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator and in compliance with Applicable Law;

(vi) such other consideration and method of payment for the issuance of Shares deemed appropriate by the Administrator to the extent permitted by Applicable Law; or

(vii) any combination of the foregoing methods of payment.

(g) Procedure for Exercise; Rights as a Shareholder.

(i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

(ii) An Option shall be deemed exercised when (A) the Company receives (1) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option and (2) full payment for the Shares with respect to which the related Option is exercised, and (B) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii) Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect on any Option of a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Employment due to (A) Disability, (B) death, (C) Retirement or (D) otherwise (including Termination for Cause). Unless otherwise provided in the Award Agreement the following shall apply:

(1) (i) Termination of Non-employee Director. Upon termination from membership on the Board by a Non-employee Director, any Option held by such Director that (A) has not vested and is not exercisable as of the effective date of such termination from membership on the Board shall be subject to immediate cancellation and forfeiture or (B) is vested and exercisable as of the effective date of such termination shall remain exercisable for five (5) years thereafter, or the remaining term of the Option, if less;

(2) (ii) Death or Disability. Upon a Termination of Employment due to death or Disability, any Option held by a Participant that is not yet vested shall vest in full as of the Termination of Employment. All vested Options held by such Participant may be exercised within one (1) year after Termination of Employment due to death or Disability or the remaining term of the Option, if less;

(iii) Retirement. Upon Termination of Employment due to Retirement, (a) any Option held by an Awardee that is not yet vested shall become ratably vested (rounded up or down to the nearest whole Share) based upon the full months of the applicable vesting period elapsed as of the end of the month in which the Termination of Employment due to Retirement occurs over the total number of months in such period; provided, however, that, in the case of a Retirement due to a voluntary Termination of Employment, the terms of this Section 8(h)(iii) shall not apply with respect to any Option granted less than six (6) months prior to the effective date of such Termination of Employment; and (b) any Options held by an Awardee at Retirement, to the extent vested and exercisable as of the effective date of such Retirement (including, without limitation, any Options that have ratably vested pursuant to the preceding clause (a)), shall remain exercisable and outstanding for the lesser of five (5) years or the remaining term of the Option;

(iv) Other Termination of Employment (Without Cause). Any other Termination of Employment shall result in immediate cancellation and forfeiture of all outstanding Options that have not vested as of the effective date of such Termination of Employment. Any vested and exercisable Options held at the time of such Termination of Employment shall remain exercisable for ninety (90) days thereafter, or the remaining term of the Option, if less; and

(vi) Termination for Cause. Notwithstanding the foregoing, in the event of a Participant’s Termination for Cause, all outstanding and unexercised Options (vested and nonvested) shall be immediately cancelled and forfeited as of the date of termination.

9.	Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only Employees (who qualify as employees under Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such Employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option is not transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Disqualifying Disposition. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Common Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of Common Shares acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Common Shares.

(f) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code. If any such terms and conditions, as of the Grant Date or any later date, do not so comply, the Option will be treated thereafter for tax purposes as a Nonqualified Stock Option.

10.	Stock Appreciation Rights.

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights

may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, and shall be based on the Fair Market Value of one Share on the Grant Date or, if applicable, on the Grant Date of the Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code). All Stock Appreciation Rights under the Plan, other than Conversion Awards, shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan. Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

11.	Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the Performance Criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Awards issued to Employees may be subject to such Performance Criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Stock Awards for which vesting is not based on the attainment of Performance Criteria are referred to as “Restricted Stock Awards” or “RS Awards.” Stock Awards for which vesting is based in part on the attainment of Performance Criteria are referred to as “Performance Stock Awards” or “PS Awards.”

(c) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect on any Stock Award of a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Employment due to (A) Disability, (B) death, (C) Retirement, or (D) otherwise (including Termination for Cause). Unless otherwise provided in the Award Agreement the following shall apply:

(i) Disability or Death. A Termination of Employment or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in immediate full vesting of any as yet unvested Stock Award, and in the case of a Stock Award that vests upon the achievement of performance goals, the vested amount shall be based upon the target award amount;

(ii) Retirement. A Termination of Employment due to Retirement shall result in vesting of a prorated portion of any Stock Award (rounded up or down to the nearest whole Share), based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Retirement occurs over the total number of months in such period; provided, however, that, in the case of a Retirement due to voluntary Termination of Employment, the terms of this Section 11(c)(ii) shall not apply with respect to (a) any RS

Award granted less than six (6) months prior to the effective date of such Termination of Employment, or (b) any PS Award with respect to which greater than 50% of the performance period applicable to such PS Award remains to be completed as of the effective date of such Termination of Employment. In addition, to the extent that entitlement to a PS Award is based on the attainment of Performance Criteria over a performance period, the ratable vesting percentage determined by the portion of the performance period prior to the Termination of Employment during which the Awardee was providing services for the Company or an Affiliate shall be applied to determine the portion of the Stock Award that is vested based upon actual performance results after the completion of the performance period; and

(iii) Other Termination. Any other Termination of Employment or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Awards.

(d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12.	Stock Unit Awards and Other Stock-Based Awards.

(a) Stock Unit Awards.

(i) Stock Unit Award Agreement. Each Stock Unit Award Agreement shall contain provisions regarding (A) the number of Shares subject to such Stock Unit Award or a formula for determining such number, (B) the Performance Criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, and/or vested, (C) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (D) restrictions on the transferability of the Stock Unit Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. Awards with vesting conditions that are based in part upon Performance Criteria and level of achievement versus such criteria are referred to as “Performance Stock Unit Awards” or “PSU Awards.” Awards with vesting conditions that are based upon continued employment or the passage of time are referred to as “Restricted Stock Unit Awards” or “RSU Awards.” The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

(ii) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Unit Awards issued to Employees may be subject to such Performance Criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.

(iii) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect on any Stock Unit Award of either a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Employment due to (A) Disability, (B) death, (C) Retirement or (D) otherwise (including Termination for Cause) shall have on any Stock Unit Award. Unless otherwise provided in the Stock Unit Award Agreement, the following shall apply:

(A) Disability or Death. A Termination of Employment or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in immediate full vesting of any as yet unvested Stock Unit Award, and in the case of a Stock Unit Award that vests upon the achievement of performance goals, the vested amount shall be based upon the target award amount;

(B) Retirement. A Termination of Employment due to Retirement shall result in vesting of a prorated portion of any Stock Unit Award (rounded up or down to the nearest whole Share), based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Retirement occurs over the total number of months in such period; provided, however, that, in the case of a Retirement due to voluntary Termination of Employment, the terms of this Section 12(a)(iii)(B) shall not apply with respect to (a) any RSU Award granted less than six (6) months prior to the effective date of such Termination of Employment or (b) any PSU Award with respect to which greater than 50% of the performance period applicable to such PSU Award remains to be completed as of the effective date of such Termination of Employment. In addition, to the extent that entitlement to a Stock Unit Award is based on the attainment of performance criteria over a performance period, the ratable vesting percentage determined by the portion of the performance period prior to the Termination of Employment during which the Awardee was providing services for the Company or an Affiliate shall be applied to determine the portion of the Stock Award that is vested based upon actual performance results after the completion of the performance period; and

(C) Other Termination. Any other Termination of Employment or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Unit Awards.

(iv) Rights as a Share Unit Holder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued, if applicable (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

(b) Other Stock-Based Awards.

(i) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares), as well as any cash based bonus based on the attainment of Performance Criteria as described in Section 13(b), in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares or pursuant to attainment of a performance goal. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator.

(ii) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares or a target amount of cash, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares or a combination thereof, as the Administrator determines.

(iii) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Non-employee Director for any reason or a Termination of Employment due to (A) Disability, (B) death, (C) Retirement; or (D) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award. Unless otherwise provided in the Award Agreement the following shall apply:

(A) Disability or Death. A Termination of Employment or termination from membership on the Board by a Non-employee Director due to Disability or death shall result in immediate full vesting of any as yet unvested Other Stock-Based Award, and in the case of an Other Stock-Based Award which vests on the basis of attainment of a performance goal, the vested amount shall be based upon the target award amount;

(B) Retirement. A Termination of Employment due to Retirement shall result in vesting of a prorated portion of any Other Stock-Based Award (rounded up or down to the nearest whole Share or unit based on Shares, as applicable), based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Retirement occurs over the total number of months in such period; provided, however, that, in the case of a Retirement due to voluntary Termination of Employment, the terms of this Section 12(b)(vi) shall not apply with respect to any Other Stock-Based Award granted less than six (6) months prior to the effective date of such Termination of Employment. In addition, to the extent that entitlement to an Other Stock-Based Award is based on the attainment of performance criteria over a performance period, the ratable vesting percentage determined by the portion of the performance period prior to the Termination of Employment during which the Awardee was providing services for the Company or an Affiliate shall be applied to determine the portion of the Other Stock-Based Award that is vested based upon actual performance results after the completion of the performance period; and

(C) Other Termination. Any other Termination of Employment or termination from membership on the Board by a Non-employee Director shall result in immediate cancellation and forfeiture of all outstanding, unvested Other Stock-Based Awards.

13.	Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution, including but not limited to any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment or transfer shall be of no effect prior to the date an Award is vested and settled. The Administrator may only make an Award transferable to an Awardee’s family member or any other person or entity provided the Awardee does not receive consideration for such transfer. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Performance Criteria. For purposes of this Plan, the term “Performance Criteria” may mean any one or more of the following performance criteria, either individually, alternatively or in any combination, on a basis consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) or on a non-GAAP or adjusted GAAP basis, applied to either the Company as a whole or to a Subsidiary, division, business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award

Agreement or by duly adopted resolution: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxvix) employee satisfaction; (xxx) management succession plan development and implementation; (xxxi) employee or customer retention; and (xxxii) any other objective or subjective performance criteria which may be established and approved by the Committee. The Administrator will establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and Award amounts (subject to the right of the Administrator to exercise discretion to adjust payment amounts following the conclusion of the performance period). Extraordinary, non-recurring items that may be the basis of adjustment include acquisitions or divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, an event either not directly related to the operations of the Company, Subsidiary, division, Affiliate, business segment or business unit, as applicable, or not within the reasonable control of management, the cumulative effects of tax or accounting changes in accordance with U.S. GAAP, and foreign exchange gains or losses.

(c) Adjustments to Performance Criteria. The Administrator, in its discretion, may adjust or modify the calculation of Performance Criteria in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Any adjustment would be “in good faith” by the Administrator to prevent inappropriate harm as a result of one of the listed events.

(d) Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (”Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

14.	Dividends and Dividend Equivalents.

An Awardee does not have a right to receive dividend payments or dividend equivalent payments on the Shares subject to Awards that are Options or Stock Appreciation Rights. In addition, Stock Awards, Stock Unit Awards or Other Stock-Based Awards may provide an Awardee with the right to receive dividend payments or dividend equivalent payments, provided that such dividends or dividend equivalents shall only be distributed to the Awardee after the Awards have vested and the Shares or Stock Units under the Awards have been issued. Such payments may be made in cash, Shares or Stock Units or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

15.	Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, extraordinary cash dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board shall, in its discretion, make such substitutions or adjustments as it deems appropriate and equitable to (i) the Share limitations set forth in Section 3 of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee shall, in its sole discretion, adjust the Performance Criteria applicable to any Awards to reflect any Share Change and any Organic Change and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by GAAP or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings. Any adjustment under this Section 15(a) need not be the same for all Participants.

(b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:

(i) On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

(ii) Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Employment within two (2) years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for

Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

(iii) On the date that such Change of Control occurs, the restrictions and conditions applicable to any or all Stock Awards, Stock Unit Awards and Other Stock-Based Awards shall lapse and such Awards shall be fully vested. Unless otherwise provided in an Award Agreement at the Grant Date, upon the occurrence of a Change of Control, any performance based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs. All Stock Awards, Stock Unit Awards, Other Stock-Based Awards and cash Awards shall be settled or paid within thirty (30) days of vesting hereunder. Notwithstanding the foregoing, if the Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, the Awardee shall be entitled to receive the payment of cash or settlement of Shares under the Award, as applicable, from the Company on the date that would have applied absent this provision.

(iv) The Administrator, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, and if there is no excess value, the Committee may, in its discretion, cancel such Awards.

(c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 15(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 15(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 24 of the Plan in order to ensure that such Award complies with Code Section 409A.

16.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(b), no such amendment shall be made that would:

(i) except as provided under Section 15(a), increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

(ii) reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan; or

(iii) reduce the exercise price of outstanding Options or Stock Appreciation Rights, as prohibited by Section 8(c) without shareholder approval.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall materially impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except that this exception shall not apply following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company or an Affiliate, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

18.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.	Legal Compliance.

Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award, Stock Unit Award or Other Stock-Based Award unless such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

20.	Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it unfeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.	Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received. Any notice to a Participant hereunder shall be addressed to the last address of record with the Company and shall be effective when sent via first class mail, courier service, or electronic mail to such last address of record.

23.	Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

24.	Section 409A.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Administrator, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A.

(b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c) Any distribution of a 409A Award following a Termination of Employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.

(d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

(f) Notwithstanding anything herein to the contrary, in no event shall the Company or the Administrator be liable for the payment of, or any gross up payment in connection with, any taxes, penalties or interest owed by the Participant pursuant to Code Section 409A.

25.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards, Stock Unit Awards or Other Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation. Neither the Company nor the Administrator shall be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

27.	Foreign Employees and Consultants.

Awards may be granted hereunder to Employees and Consultants who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

28.	Tax Withholding.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the Participant at that time or at any future time. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, unless otherwise determined by the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted Common Shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). Such withheld or already owned and unrestricted shares of Common Stock or Shares withheld from delivery shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award as determined by the Company. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

29.	Cancellation of Award; Forfeiture of Gain.

Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award will be cancelled and the Participant will forfeit the Shares or cash received or payable on the vesting or exercise of the Award, and that the amount of any proceeds of the sale or gain realized on the vesting or exercise of the Award must be repaid to the Company, under such conditions as may be required by Applicable Law or established by the Committee in its sole discretion.

30.	Data Privacy and Transfer.

As a condition of acceptance of an Award, the Participant explicitly thereby consents to the collection, use and transfer, in electronic or other form, of personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title, Shares held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Participant further understands that the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, management and administration of the Plan, and that the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. In addition, by accepting an Award under the Plan, each Participant agrees and acknowledges (a) that the Data will be held only as long as is necessary to implement, manage, and administer the Plan; (b) that the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw consent to the use and transfer of the Data, without cost, by delivering such revocation or withdrawal of consent in writing to a designated human resources representative; and (c) that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan thereafter.

Appendix B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELEFLEX INCORPORATED

The present name of the corporation is Teleflex Incorporated. The corporation was incorporated under the name “Teleflex Incorporated” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 25, 1943. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and/or restated, was duly adopted in accordance with the provisions of the Certificate of Incorporation and Sections 242 and 245 of the General Corporation Law of the State of Delaware by the requisite vote of the holders of the outstanding stock of the corporation entitled to vote thereon at a meeting which was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and/or restated, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is TELEFLEX INCORPORATED.

SECOND: The address of the Corporation’s registered office in the state of Delaware is The Prentice-Hall Corporation System, Inc., 251 Little Falls Drive, City of Wilmington, New Castle County, 19808, and the name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business and purposes to be conducted and promoted are:

To manufacture, buy, sell, distribute, repair, service, and generally to deal in remote controls and other similar or related products, and to transact all lawful business incident thereto; and

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, without any limitation.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million Five Hundred Thousand (200,500,000), of which (a) Five Hundred Thousand (500,000) shall be Preference Stock, par value $1.00 per share, issuable in series and (b) Two Hundred Million (200,000,000) shall be Common Stock, par value $1.00 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof of the Preference Stock and of the Common Stock which are fixed by this Certificate of Incorporation, and the express grant of authority to the Board of Directors of the Corporation (“Board of Directors”) to fix by resolution or resolutions providing for the issue of any series of the Preference Stock and the designations, preferences and rights, and the qualifications, limitations and restrictions thereof of any such series which are not fixed by this Certificate of Incorporation, are as follows:

Preference Stock

1.

Issue in Series. The Preference Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors providing for their issue. All shares of any one series of Preference Stock shall be identical, and all series of Preference Stock shall rank equally and be identical except as permitted herein.

2.	Creation of Series. The Board of Directors shall have authority by resolution to divide the Preference Stock into one or more series and to determine and fix with respect to each series, at any time prior to the issuance of any shares of the series to which such resolution relates, the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, which may vary as to shares of different series, subject to limitations provided by law and herein. The authority of the Board of Directors shall include, but not be limited to, the determination or fixing of the following:

(a)

The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b)	The dividend rate on the shares of the series, whether dividends shall be cumulative, and if so, from what date or dates;

(c)	The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d)

Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(e)

Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g)

Whether or not the shares of the series shall be entitled to the benefit of limitations restricting the payment of dividends on, or the making of other distributions in respect of stock of any class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior class, and the terms of any such restrictions;

(h)	Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i)	Any other relative rights, preferences and limitations of that series.

3.

Dividends. Holders of Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on stock of the Corporation of any other class ranking junior to the Preference Stock as to dividends or assets, with respect to the same dividend period.

Common Stock

4.

Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors from time to time, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend payable on, or any sinking fund or purchase fund requirement relative to, shares of Preference Stock.

5.

Distribution of Assets. In the event of the voluntary or involuntary liquidation of the Corporation, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preference Stock are entitled have been paid or set aside in cash for payment.

General

6.

Voting Stock. Except as otherwise required by law or as otherwise provided in any certificate creating any series of Preference Stock, the holders of Common Stock and the holders of such of the series of Preference Stock, if any, as shall have been granted such power pursuant to any certificate creating any series of Preference Stock shall exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preference Stock shall have no voting power and shall not be entitled to any notice of any meeting of stockholders.

7.

Pre-emptive Rights. No holder of any stock of the Corporation of any class shall, as such holder, have any pre-emptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into or exchangeable for any such stock or to any right of subscription to, or to any warrant or option for the purchase of any such stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

FIFTH: [Reserved] ~~(1) Except as otherwise expressly provided in paragraph (2) of this Article FIFTH:~~

~~(a) any merger or consolidation of the Corporation with or into any other person or any merger of any other person into the Corporation;~~

~~(b) any sale, lease, exchange or other disposition by the Corporation, whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation to or with any other person; or~~

~~(c) any issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency) to any other person in exchange for securities, cash or other property or a combination thereof, shall require approval by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of capital stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, if, in any such case, (i) the fair market value of (A) the securities, cash or other property issued, paid or distributed by such other person to the Corporation, its subsidiary or the stockholders of either of them in consideration of such transaction, or (B) the securities issued or transferred by the Corporation or its subsidiary to such other person as a result of such transaction, exceeds $500,000, and (ii) as of the record date for the determination of stockholders entitled (by reason of this Article FIFTH or otherwise) to notice thereof and to vote thereon, or at any time within the 12-month period preceding such record date, such other person is or was a Related Person. Such vote shall be in addition to any class vote to which any class of stock of the Corporation may be entitled.~~

~~(2) The provisions of paragraph (l) of this Article FIFTH shall not apply to any transaction described in clause (a), (b) or (c) of such paragraph (l) if the Board of Directors of the Corporation shall by resolution have approved, prior to the time that such Related Person shall have become a Related Person, a memorandum of understanding with such Related Person setting forth, at least generally, the substance of the terms upon which such transaction shall thereafter be consummated.~~

~~(3) For purposes of this Article FIFTH:~~

~~(a) any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any affiliate or associate of such person has the right, alone or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its affiliates or associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;~~

~~(b) a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;~~

~~(c) an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;~~

~~(d) an “associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse who has the same home as such specified person or any person described in clause (ii), or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the Corporation;~~

~~(e) a “Related Person” is any person (other than the Corporation or any subsidiary) who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class;~~

~~(f) a “subsidiary” is any corporation all of the outstanding shares of capital stock of which entitled to vote generally in the election of directors of such corporation are at the time owned by the Corporation, or one or more of its subsidiaries, or by the Corporation and one or more of its subsidiaries.~~

~~(4) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article FIFTH, on the basis of information then known to it, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors or an affiliate or an associate of any person (including, without limitation, whether any person “controls” or is “controlled by” or under “common control with” any other person for the purposes of the definitions set forth in paragraph (3) of this Article FIFTH), and (b) whether any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation. Any such determination made by the Board shall be conclusive and binding for all purposes of this Article FIFTH.~~

~~(5) For purposes of this Article FIFTH, shares of capital stock of the Corporation subject to options, warrants or conversion rights held by any person or its affiliates or associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the Corporation beneficially owned by such person (and any such affiliate or associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.~~

~~(6) The Article FIFTH shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation of the Corporation (or any restatement thereof) inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.~~

SIXTH: Any provision in ~~the~~this Certificate of Incorporation ~~of the Corporation~~ (or any restatement thereof) or in the Bylaws of the Corporation to the contrary notwithstanding, neither sections 3.1, nor 3.5 of Article 3, nor Article VII of the Bylaws shall be altered, amended, supplemented or repealed, and no provision of the Bylaws or of this Certificate of Incorporation (or any restatement hereof) inconsistent with such Bylaw provisions shall be adopted, except by the affirmative vote of the holders of at least ~~80%~~a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class~~. This article SIXTH shall not be altered, amended, supplemented or repealed, and no provision of~~ , which vote shall be in addition to any other vote required by law or this Certificate of Incorporation (~~or any restatement hereof) inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.~~including any preferred stock designation).

SEVENTH: [Reserved] ~~Subject to the special rights of the holders of one or more series of Preference Stock to elect directors, any provision in the Certificate of Incorporation of the Corporation (or any restatement thereof) or in the Bylaws of the Corporation to the contrary notwithstanding, no director shall be removed from office before the end of his or her term except upon the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors. This article SEVENTH shall not be altered, amended, supplemented or repealed, and no provision of this Certificate of Incorporation (or any restatement hereof) or the Bylaws of the Corporation inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.~~

EIGHTH: [Reserved] ~~(1) Except as otherwise expressly provided in paragraph (2) of this Article:~~

~~(a) any merger or consolidation of the Corporation or any subsidiary with or into any other person or any merger of any other person into the Corporation or any subsidiary;~~

~~(b) any sale, lease, exchange or other disposition (in one transaction or a series of transactions), whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation or any subsidiary to or with any other person;~~

~~(c) any issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency) having an aggregate market value in excess of $10,000,000 to any other person in exchange for securities, cash or other property or a combination thereof,~~

~~(d) any adoption of a plan or proposal for the liquidation of dissolution of the Corporation proposed by or on behalf of any other person or any affiliate of such other person; or~~

~~(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction (whether or not with or into or otherwise involving any other person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock (hereinafter defined) of the Corporation or any subsidiary which is directly or indirectly owned by any other person or any affiliates of any other person;~~

~~shall, if, in any such case, as of the record date for determination of stockholders entitled (by reason of Article EIGHTH or otherwise) to notice of and to vote on such transaction, such other person is a Control Person and all of the conditions of clauses (A) through (G) of this paragraph (1) are not satisfied, require approval by (i) the holders of at least 90% of the outstanding shares of Voting Stock of the Corporation, considered for such purpose as one class and (ii) the holders of at least 66.7% of such outstanding shares as are not beneficially owned by such other person. Such vote shall be in addition to any other vote by the holders of any class of stock of the Corporation which may be required by the Certificate of Incorporation of the Corporation or applicable law. The conditions of this paragraph (l) (each of which shall apply to any Business Combination (hereinafter defined) involving a Control Person (hereinafter defined) notwithstanding that such Business Combination may not involve the receipt of any cash, securities or other property by the holders of common stock of the Corporation other than by such Control Person and its affiliates) are:~~

~~(A) The holders of common stock of the Corporation (other than such control Person and its affiliates) shall receive an aggregate amount of cash and consideration other than cash of which the market value as of the Valuation Date (hereinafter defined) is not less than the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) theretofore paid by such Control Person or any affiliate or associate thereof to acquire any share of common stock of the Corporation.~~

~~(B) The ratio of (i) the aggregate amount of cash and the market value as of the Valuation Date of other consideration to be received per share in such transaction by the holders of common stock of the Corporation (other than by such Control Person and its affiliates) to (ii) the market value per share of such common stock immediately prior to the first public announcement of such transaction is at least as great as the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) theretofore paid by such Control Person or any affiliate or associate thereof to acquire any common stock of the Corporation to (y) the market value per share of such stock on the date immediately preceding the first date when such Control Person or any affiliate or associate thereof first acquired or, if earlier, announced publicly its intention to acquire, any share of common stock of the Corporation.~~

~~(C) The consideration to be received in such Business Combination by the holders of common stock of the Corporation (other than by such Control Person and its affiliates) shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares of common stock owned by such stockholders, be in cash or in the same form and of the same kind as the consideration paid theretofore by such Control Person or its affiliates or associates to acquire any such shares of common stock then beneficially owned by it. If such Control Person or its affiliates or associates have paid varying forms of consideration, the forms of consideration to be received by such stockholders in such Business Combination shall be either cash or the form used to acquire the largest number of shares of common stock of the Corporation previously acquired by such Control Person and its affiliates and associates in the aggregate.~~

~~(D) After such other person has become a Control Person and prior to the consummation of such Business Combination:~~

~~(i) except as approved by a majority of the Disinterested (in respect of such control Person) Directors, there shall have been no failure to declare and pay at the regular price therefor any full periodic dividend (whether or not cumulative) on any outstanding preference preferred stock of the Corporation;~~

~~(ii) except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been no reduction in the annual rate of dividends paid on any common stock of the Company (except as necessary to reflect any subdivision of such stock);~~

~~(iii) except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been an increase in such annual rate of dividends as is necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock of the Corporation; and~~

~~(iv) such other person shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such person becoming a Control Person.~~

~~(E) After such other person has become a Control Person, none of such person and its affiliates and associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its subsidiaries, whether in anticipation of or in connection with a Business Combination.~~

~~(F) A proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required by law to be furnished to such stockholders.~~

~~(G) After such person has become a Control Person and prior to the consummation of such Business Combination, the Control Person shall have taken reasonable steps to insure that the Board of Directors of the Corporation includes at all times at least one Disinterested Director and such additional Disinterested Directors so that the number of Disinterested Directors shall bear the same ratio to all Directors as the number of outstanding shares of Voting Stock of the Corporation not beneficially owned from time to time by such Control Person and its affiliates and associates bears to all outstanding shares of Voting Stock at the time in question.~~

~~(2) The provisions of paragraph (l) of this Article EIGHTH shall not apply to any Business Combination if the majority of the Disinterested Directors of the Board of Directors of the Corporation shall by resolution have approved, prior to the time that any person shall have become a Control Person, a memorandum of understanding with such person setting forth, at least generally, the substance of the terms upon which such Business Combination shall thereafter be consummated.~~

~~(3) For purposes of this Article EIGHTH:~~

~~(a) a “Business Combination” is any transaction described in clause (a), (b), (c), (d) or (e) of paragraph (1) of this Article EIGHTH;~~

~~(b) any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any affiliate or associate of such person~~

~~has the right, alone or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its affiliates or associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;~~

~~(c) a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;~~

~~(d) an “affiliate” of a specified person is any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;~~

~~(e) an “associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse who has the same home as such specified person or such person described in clause (ii), or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the Corporation;~~

~~(f) a “Control Person” is any person (other than the Corporation or any subsidiary) who is or at any time within the 36-month period preceding the record date for determination of stockholders entitled (by reason of this Article EIGHTH or otherwise) to notice of and to vote on a Business Combination in which such person is the other person referred to in clauses (a) through (e) of paragraph (1) of this Article EIGHTH was, the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class;~~

~~(g) a “Disinterested Director,” in respect of a Control Person, is a member of the Board of Directors of the Corporation who is not an affiliate or associate of such Control Person and was a member of the Board of Directors prior to the time that such Control Person became a Control Person;~~

~~(h) a “subsidiary” is any corporation of which a majority of the outstanding shares of capital stock having the power in all events to elect a majority of the directors of such corporation are at the time owned by the Corporation, or one or more of its subsidiaries, or by the Corporation and one or more of its subsidiaries;~~

~~(i) a “substantial part of the assets of the Corporation or any subsidiary” means assets owned directly or indirectly by the Corporation having a value of more than 15% of the total consolidated assets of the Corporation and its subsidiaries as of the end of the most recent fiscal year of the Corporation ended prior to the time of the transaction in respect of which such determination is made;~~

~~(j) “Voting Stock” of the Corporation means the shares of capital stock of the Corporation entitled to vote generally in the election of directors;~~

~~(k) “market value” at any date is:~~

~~(i) in the case of stock, the highest closing sale price of a share of such stock on the principal united States securities exchange on which such stock is listed on the 5 days immediately preceding such date on which actual sales thereof occurred on such exchange, or if such stock is not listed on any such exchange, the average of the closing bid quotations for a share of such stock on the National Association of Securities Dealers, Inc. Automated quotations system or any similar system then in use on the 5 days immediately preceding such date on which such quotations were available, or if no such quotations were given or are available, the fair market value of such stock as determined by the Board of Directors of the Corporation in good faith; and~~

~~(ii) in the case of property other than cash or stock, the fair market value of such property on such date as determined by the Board of Directors of the Corporation in good faith.~~

~~(l) “Valuation Date” with respect to the consideration to be received by holders of common stock of the Corporation in a transaction to which paragraph (1) of this Article EIGHTH applies is the date 3 days prior to the date of the proxy or information statement relating to such transaction referred to in clause (F) of such paragraph (1).~~

~~(4) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information then known to it, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (b) whether any person is an affiliate or an associate of any person (including, without limitation, whether any person “controls” or is “controlled by” or under “common control with” any other person for the purposes of the definitions set forth in paragraph (3) of this Article EIGHTH), and (c) whether the assets which are subject to a transaction would constitute a substantial part of the assets of the Corporation or any subsidiary; or (d) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary has a market value in excess of $10,000,000. Any such determination made by the Board of Directors shall be conclusive and binding for all purposes of this Article EIGHTH.~~

~~(5) For purposes of this Article EIGHTH, shares of capital stock of the Corporation subject to options, warrants or conversion rights held by any person or its affiliates or associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the Corporation beneficially owned by such person (and any such affiliate or associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.~~

~~(6) This Article EIGHTH shall not be altered, amended or repealed except by the affirmative vote of the holders of at least 90% of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class.~~

~~(7) This Article EIGHTH shall expire, be repealed automatically, and shall no longer be of any effect at 11:59 P.M. on April 30, 2000.~~

NINTH: In furtherance, and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized:

To make, alter or repeal the Bylaws of the Corporation.

The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon it by law.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title B of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: The Corporation is to have perpetual existence.

TWELFTH: The stockholders of the Corporation will not be personally liable for the payment of the Corporation’s debts to any extent whatever.

THIRTEENTH: Except to the extent otherwise provided by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

~~4. This Restated Certificate of Incorporation was duly adopted by vote of the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.~~

IN WITNESS WHEREOF, Teleflex Incorporated has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ~~2nd~~[●] day of ~~May, 2022~~[●], 2023.

TELEFLEX INCORPORATED

By:
Name:
Title:

ANNUAL MEETING OF STOCKHOLDERS OF TELEFLEX INCORPORATED May 5, 2023 PROXY VOTING INSTRUCTIONS INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EDT the day before the meeting. ACCOUNT NUMBER MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2022 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4 AND 6, FOR “1 YEAR” ON PROPOSAL 5 AND “AGAINST” PROPOSAL 7. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ FOR AGAINST ABSTAIN Proposal 1. Election of Directors: Nominees: 1a. Gretchen R. Haggerty ☐ ☐ ☐ 1b. Liam J. Kelly ☐ ☐ ☐ 1c. Jaewon Ryu ☐ ☐ ☐ Proposal 2. Approval of the Teleflex Incorporated 2023 Stock Incentive Plan. ☐ ☐ ☐ Proposal 3. Approval of Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions. ☐ ☐ ☐ Proposal 4. Approval, on an advisory basis, of named executive officer compensation. ☐ ☐ ☐ 1 Year 2 Years 3 Years ABSTAIN Proposal 5: Advisory vote on whether future advisory votes on compensation of our named executive officers should occur every one, two or three years. ☐ ☐ ☐ ☐ FOR AGAINST ABSTAIN Proposal 6: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023. ☐ ☐ ☐ Proposal 7. Stockholder proposal, if properly presented at the Annual Meeting, to adopt a shareholder right to call a special shareholder meeting. ☐ ☐ ☐ The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees listed above, “FOR” Proposals 2, 3, 4 and 6, for “1 YEAR” on Proposal 5 and “AGAINST” Proposal 7. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Please check here if you plan to attend the meeting. ☐ Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Liam J. Kelly and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 2023 or any adjournment thereof. (Continued on the other side)